Exhibit 2.1

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

AGREEMENT AND PLAN OF MERGER

dated as of June 23, 2010

By and Among

GILEAD SCIENCES, INC.,

COUGAR MERGER SUB, INC.,

CGI PHARMACEUTICALS, INC.

and

SH REP, LLC,

AS REPRESENTATIVE

i

v

EXHIBITS

Exhibit A	Form of Representative Appointment

Exhibit B	Form of Transmittal Letter

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Exchange and Paying Agent Agreement

Exhibit E-1	Form of Release Agreement (Participating Equity Holder)

Exhibit E-2	Form of Release Agreement (Company Management)

Exhibit E-3	Form of Release Agreement (Employee)

Exhibit F	Form of Landlord Estoppel

Exhibit G	Form of FIRPTA Certificate

Exhibit H	Form of Legal Opinion Letter

Exhibit I	Development Plan

Exhibit J	Form of Section 409A Letters

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 23, 2010, by and among Gilead Sciences, Inc., a Delaware corporation (“Parent”), Cougar Merger Sub, Inc., a Delaware corporation (“AcquisitionCo”), CGI Pharmaceuticals, Inc., a Delaware corporation (the “Company”) (AcquisitionCo and the Company being hereinafter sometimes referred to as the “Constituent Corporations”), and SH Rep, LLC, a Connecticut Limited Liability Company, as representative of the Participants (as defined herein) (the “Representative”).

WHEREAS, AcquisitionCo is a Delaware corporation having an authorized capital of 100 shares of common stock, par value $0.01 per share, 100 of which are issued and outstanding and owned of record and beneficially by Parent;

WHEREAS, the Company is a Delaware corporation having an authorized capital of (i) 62,930,641 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of which, as of the date hereof, 593,668 shares are issued and outstanding, (ii) 54,881,603 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which (A) 2,021,990 shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), of which, as of the date hereof, 1,979,143 shares are issued and outstanding and are convertible into 1,979,143 shares of Company Common Stock, (B) 8,877,546 shares have been designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), of which, as of the date hereof, 8,682,003 shares are issued and outstanding and are convertible into 8,682,003 shares of Company Common Stock, (C) 34,951,426 shares have been designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”), of which, as of the date hereof, 34,910,000 shares are issued and outstanding and are convertible into 34,910,000 shares of Company Common Stock, (D) 7,407,408 shares have been designated Series D Convertible Preferred Stock (the “Series D Preferred Stock”), of which, as of the date hereof, 7,407,408 shares are issued and outstanding and are convertible into 7,407,408 shares of Company Common Stock, and (E) 1,623,233 shares have been designated Series E Convertible Preferred Stock (the “Series E Preferred Stock”), of which, as of the date hereof, 1,623,233 shares are issued and outstanding and are convertible into 1,623,233 shares of Company Common Stock;

WHEREAS, a duly appointed and authorized committee of the board of directors of the Company has recommended approval of the Merger to the board of directors of the Company, and the boards of directors of each of the Constituent Corporations have adopted this Agreement, approved the merger of AcquisitionCo with and into the Company pursuant to the terms and conditions of this Agreement (the “Merger”) and declared the advisability of this Agreement, and the board of directors of each of the Constituent Corporations has directed that this Agreement be submitted to such Constituent Corporation’s stockholders for approval;

WHEREAS, as a condition to Parent’s and AcquisitionCo’s execution and delivery of this Agreement, each member of Company Management has executed and delivered an agreement in substantially the form set forth on Exhibit A (the “Representative

Appointment”) appointing the Representative as the representative of the Company Management.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Parent, AcquisitionCo, the Company and the Representative hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Surviving Corporation. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, AcquisitionCo shall be merged with and into the Company, and the separate corporate existence of AcquisitionCo shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of Parent.

Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.3 Certificate of Incorporation, Bylaws, Directors and Officers.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to be identical to the certificate of incorporation of AcquisitionCo (as in effect immediately prior to the Effective Time), except that Article I thereof shall read in its entirety as follows: “The name of the Corporation is Gilead Connecticut, Inc.” Such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Requirements of Law.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of AcquisitionCo (as in effect immediately prior to the Effective Time), except that such bylaws shall reflect that the name of the Surviving Corporation is “Gilead Connecticut, Inc.” Such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Requirements of Law.

(c) The directors of AcquisitionCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve until their respective successors are duly elected and qualified or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their respective successors are duly appointed or their earlier death, resignation or removal.

Section 1.4 Tax Consequences. The parties hereto (a) intend that the Merger will be treated as a taxable sale of the Shares by the Stockholders for Tax purposes and (b) shall consistently report the Merger as a taxable stock sale on all Tax Returns, reports and filings.

ARTICLE II

CONVERSION OF SHARES; DETERMINATION OF PURCHASE PRICE

Section 2.1 Conversion Terms. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or AcquisitionCo:

(a) AcquisitionCo Stock. Each share of common stock of AcquisitionCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Treasury Stock. All shares of Company Common Stock and Company Preferred Stock that immediately prior to the Effective Time are held in the treasury of the Company, if any, shall be canceled and retired. No capital stock of the Surviving Corporation, cash or other consideration shall be paid or delivered in exchange for any such Company Common Stock or Company Preferred Stock held in treasury, and the Merger shall effect no conversion thereof.

(c) Company Capital Stock.

(i) Each Share issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares to be canceled pursuant to Section 2.2(b)) shall be converted into and become the right to receive (A) such portion of the Closing Merger Consideration as the applicable Share is entitled to receive pursuant to, and in accordance with, the Company Charter (as in effect immediately prior to the Effective Time), and (B) such portion of any Contingent Merger Consideration as the applicable Share is entitled to receive pursuant to, and in accordance with, the Company Charter (as in effect immediately prior to the Effective Time).

(ii) All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(d) Escrow.

(i) Contingent Escrow. Notwithstanding anything to the contrary in Section 2.1(c), if and when any Contingent Merger Consideration is payable pursuant to Section 4.6:

(A) If such Contingent Merger Consideration has become payable during the period ending [*] from the Closing Date, then [*] of the Contingent Purchase Price then payable shall be deposited into the Escrow Fund.

(B) If (x) such Contingent Merger Consideration has become payable on a date that is after the period ending [*] from the Closing Date, (y) there are no Indemnity Claims pursuant to Section 12.1 pending as of such date and (z) as of such date there have never been at any time any Indemnity Claims pursuant to Section 12.1 that were not paid in full to Parent Group Members solely because the amount of such claims exceeded the amount of funds in the Escrow Fund, then no amounts shall be deposited into the Escrow Fund in respect of the Contingent Purchase Price then payable.

(C) If (x) such Contingent Merger Consideration has become payable on a date that is after the period ending [*] from the Closing Date and as of such date and (y)(1) there are any Indemnity Claims properly made pursuant to Section 12.1 pending as of such date, then [*] of the Contingent Purchase Price then payable (or, if less, the Outstanding Claims Reserve Shortfall (as defined in the Escrow Agreement)) shall be deposited into the Escrow Fund or (2) there have been at any time any Indemnity Claims properly made pursuant to Section 12.1 that were not paid in full to Parent Group Members solely because the amount of such claims exceeded the amount of funds in the Escrow Fund, then the amount of such excess shall be deposited into the Escrow Fund; provided, however, that the amount deposited into the Escrow Fund pursuant to this clause (y) shall not exceed in the aggregate [*] of the Contingent Purchase Price then payable.

Any applicable amounts deposited into the Escrow Fund pursuant to this Section 2.1(d)(i) are referred to herein as the “Contingent Escrow Fund Amount”.

(ii) Release of Escrow. Following the release from the Escrow Fund of any funds therefrom in accordance with the Escrow Agreement (other than releases representing indemnity payments pursuant to Section 12.1), such amounts shall be distributed as follows:

(A) there shall be deducted from the applicable amount to be distributed an amount equal to the sum of the amounts referred to in clauses (b)(i), (b)(ii), (b)(v) and (b)(vi) in the definition of “Contingent Merger Consideration” but calculated with respect to such amount then being released from the Escrow Fund; and then

(B) the Management Incentive Payment Amount with respect to such amount then being released from the Escrow Fund shall be paid pursuant to, and in accordance with, the 2007 Management Incentive Plan and the Continuing Chairman Agreement and the Section 409A Letters (each as in effect immediately prior to the Effective Time); and

(C) the remaining amounts shall be distributed to the Participating Equity Holders pursuant to, and in accordance with, the Company Charter (as in effect immediately prior to the Effective Time).

(e) Adjustment in Certain Circumstances. In calculating the consideration payable under this Section 2.1, Parent and AcquisitionCo shall be entitled to rely on the representations and warranties contained in Section 5.2. If such representations and warranties are not correct, Parent shall have the right to reallocate the distribution of the Merger Consideration among the Participating Equity Holders accordingly, but without increasing or decreasing the aggregate Merger Consideration. Notwithstanding anything herein to the contrary, except as otherwise provided by Section 4.6(a), the Merger Consideration payable to the

Participating Equity Holders and members of Company Management shall be without interest thereon.

Section 2.2 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, no Dissenters’ Shares shall be converted into or represent a right to receive any of the Merger Consideration, and the holder of Dissenters’ Shares shall only be entitled to such rights as are granted by the DGCL.

(b) If a holder of Shares who demanded appraisal of such Shares under the DGCL shall effectively withdraw, forfeit or otherwise lose (through failure to perfect or otherwise) the right to appraisal of such Shares, then, as of the occurrence of such event (occurring after the Effective Time), and in each case subject to and in accordance with Section 3.1, each such Share shall no longer be outstanding and shall automatically be canceled and retired and converted into and represent only the right to receive the applicable portion of the Merger Consideration that such Share is entitled to receive in accordance with Section 2.1.

(c) The Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of the Shares pursuant to Section 262 of the DGCL, withdrawals of such demands and any other related instruments received by the Company, and Parent shall have the right to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

(d) From and after the Effective Time, no holder of Dissenters’ Shares shall be entitled to vote such Shares for any purpose or to receive payment of dividends or other distributions on such Shares (except dividends and distributions payable to holders of record at a date which is prior to the Effective Time) and, for the avoidance of doubt, it being understood that where amounts payable hereunder shall be allocated as set forth in the Company Charter as in effect immediately prior to the Effective Time, dividends do not continue to accrue after the Effective Time for purposes of such allocations.

Section 2.3 Specified Expenses.

(a) At any time during the period beginning on the date of this Agreement and ending the Business Day immediately preceding the date on which the Estimated Closing Calculation Certificate is required to be delivered pursuant to Section 8.9 (or such later date prior to the Closing Date as Parent shall agree), [*]

(b) [*]

(c) [*]

(i) [*]

(ii) [*]

(d) [*]

(e) [*]

ARTICLE III

EXCHANGE PROCEDURES

Section 3.1 Exchange Procedures.

(a) Within two Business Days after the Effective Time, Parent shall mail or cause to be mailed a letter of transmittal substantially in the form set forth on Exhibit B (with such changes as are appropriate to reflect the matters set forth in Section 2.3) (the “Transmittal Letter”) to each Participating Equity Holder of record of a certificate for Shares (each, a “Certificate” and, collectively, the “Certificates”) and each Participating Equity Holder of record of any uncertificated Shares that, immediately prior to the Effective Time, represented outstanding Shares. The Transmittal Letter shall contain instructions for use in effecting the surrender of the Certificates and any uncertificated Shares in exchange for any applicable Closing Merger Consideration payable pursuant to Section 2.1(c)(i)(A) to Participating Equity Holders.

(b) Upon surrender of a Certificate or uncertificated Share to the Exchange Agent (other than Dissenters’ Shares), together with the Transmittal Letter, duly executed, and such other documents as may reasonably be required by the Exchange Agent, following the Effective Time, the Exchange Agent shall deliver to the holder of such Certificate or uncertificated Shares, subject to Section 3.7, in exchange for each converted (and canceled) Share represented thereby, the applicable Closing Merger Consideration payable on account of such Share pursuant to Section 2.1(c)(i)(A). Each Sharing Holder shall be deemed to have received the entire portion of the Closing Merger Consideration that such holder is entitled to receive pursuant to this paragraph, notwithstanding the deduction therefrom of its share of the Adjusted Specified Expense Amount pursuant to Section 2.3.

(c) Contingent upon the prior surrender of a Certificate or uncertificated Share to the Exchange Agent (other than Dissenters’ Shares), together with the Transmittal Letter, duly executed, and such other documents as may reasonably be required by the Exchange Agent, following the provision of notice by Parent to the Representative of the achievement of the Contingent Merger Consideration Milestone pursuant to Section 4.6(a), the Exchange Agent shall deliver to the holder of such Certificate or uncertificated Shares, subject to Section 3.7, in exchange for each converted (and canceled) Share represented thereby, the applicable Contingent Merger Consideration payable on account of such Share pursuant to Section 2.1(c)(i)(B).

Section 3.2 Payments to Persons Not Named in Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any Transfer Taxes or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Subject to the applicable provisions of the DGCL, until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to no longer be outstanding and automatically be cancelled and retired and represent only the right to receive upon such surrender the applicable portion of the Merger Consideration that such Share is entitled to receive in accordance with Section 2.1.

Section 3.3 No Further Ownership Rights. The consideration paid in accordance with the terms of this Article III upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation’s obligations to pay or provide for the rights of holders of Dissenter’s Shares. If, after the Effective Time, any certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be exchanged as provided in this Article III.

Section 3.4 Company Transfer Books; Lost Certificates.

(a) At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made on the records of the Company.

(b) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery of an agreement in form and substance reasonably satisfactory to Parent pursuant to which such Person agrees to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, which agreement will not require a bond or other security in support of such indemnity obligation unless the Exchange Agent shall require one (including from Parent) in exchange for such lost, stolen or destroyed Certificate, Parent will direct the Exchange Agent to pay any cash to which the holder of such Certificate is entitled pursuant to Section 2.1, all subject to and in accordance with Section 3.1.

Section 3.5 No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Subject to the previous sentence, if any Certificate has not been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any of the consideration is payable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any cash in respect of such Certificate shall be delivered to the Surviving Corporation, and the holder of such Certificate shall thereafter look only to the Surviving Corporation and Parent for the consideration payable with respect to the Shares formerly represented by such Certificate.

Section 3.6 Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund in accordance with the Exchange Agent Agreement. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

Section 3.7 Withholding Rights. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares or Company Warrants or any member of Company Management pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts (a) shall be remitted by Parent, the Surviving Corporation or the Exchange Agent, as applicable, to the appropriate taxing authority and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Warrants or any member of Company Management in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 3.8 Certain Adjustments. If, after the date hereof and prior to the Effective Time, the outstanding Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the consideration payable per Share will be adjusted accordingly to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

ARTICLE IV

CLOSING; PAYMENT OF MERGER CONSIDERATION

Section 4.1 Closing Date. The closing of the Merger of AcquisitionCo with and into the Company (the “Closing”) shall be consummated at 10:00 a.m., local time, in no event later than the later to occur of: (a) the third Business Day after all of the conditions set forth in Articles X and XI capable of being satisfied prior to the Closing have been satisfied or waived and (b) the expiration of the [*] or, in any case, such other date and time as shall be agreed upon by Parent and the Company, at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018. The date on which the Closing is actually held is sometimes referred to herein as the “Closing Date.”

Section 4.2 Closing Payments; Filing of Certificate of Merger and Effectiveness. Subject to the fulfillment or waiver of the conditions to the respective obligations of each of the parties set forth in Article X or Article XI, as the case may be, at the Closing (or, with respect to Sections 4.2(a)(iii) and (iv), in connection with the Company’s next regular payroll that is practicable):

(a) Parent shall:

(i) pay, or cause to be paid, the applicable Warrant Closing Amount by wire transfer of immediately available funds to the appropriate Series C Warrant Holder to the bank account or accounts identified by such Series C Warrant Holder in writing at least three Business Days prior to the Closing;

(ii) pay, or cause to be paid, the Transaction Cost Amount to the appropriate third parties set forth in the Closing Calculation Certificate by wire transfer of immediately available funds to the appropriate bank account or accounts identified by the Company in writing at least three Business Days prior to the Closing;

(iii) [intentionally omitted];

(iv) subject to the deduction of all applicable withholding taxes pursuant to Section 3.7, pay, or cause to be paid, the Management Incentive Payment Amount payable in respect of the Closing by wire transfer of immediately available funds to the members of Company Management (through the Company’s next regular payroll that is practicable), and in such amounts set forth by the Company in a notice received by Parent at least three Business Days prior to the Closing; provided, however, that for such tax withholding purposes, [*] shall each, by reason of his status as an officer of the Company, be treated as an employee (in addition to [*]) subject to federal and state income, FICA and other employee tax withholding on his share of the Management Incentive Payment Amount payable in respect of the Closing and provided, further, that payment to each member of Company Management of his share of the Management Incentive Payment Amount payable in respect of the Closing shall in each instance be subject to the additional terms and conditions of the 2007 Management Incentive Plan (or, with respect to [*], the Continuing Chairman Agreement) and the Section 409A Letters (including the releases attached thereto) governing his right and entitlement to share in such Management Incentive Payment Amount payable in respect of the Closing;

(v) deposit with U.S. Bank National Association, or such other escrow agent as shall be mutually agreed to by the parties (the “Escrow Agent”) and named in the Escrow Agreement in substantially the form attached hereto as Exhibit C with such changes as the Escrow Agent shall reasonably request prior to the Closing (the “Escrow Agreement”), (A) the Closing Escrow Fund Amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement as security for the indemnification obligations contained in Section 12.1 (including earnings thereon, if any, as set forth in the Escrow Agreement, and the Contingent Escrow Fund Amount, if any, including the earnings thereon, if any, as set forth in the Escrow Agreement, the “Escrow Fund”), and (B) the Stockholder Fund Amount to be held by the Escrow Agent, in accordance with the terms of the Escrow Agreement, which shall be used to reimburse the Representative for out-of-pocket costs and expenses incurred in the performance of its duties hereunder, including fees of attorneys and accountants employed by the Representative (including earnings thereon, if any, as set forth in the Escrow Agreement, the “Stockholder Fund”); and

(vi) deposit with U.S. Bank National Association, or such other exchange agent as shall be mutually agreed to by the parties prior to the Closing (the “Exchange Agent”), pursuant to the Exchange Agreement entered into among Parent, the Exchange Agent and the Representative in substantially the form attached hereto as Exhibit D with such changes as the Exchange Agent shall reasonably request prior to the Closing (the “Exchange Agent Agreement”), for the benefit of the Participating Equity Holders, for exchange in accordance with Article III, through the Exchange Agent, by wire transfer of immediately available funds to the account specified by the Exchange Agent, cash equal to the aggregate Closing Merger Consideration payable pursuant to

Section 2.1 (cash deposited with the Exchange Agent by Parent or any Affiliate thereof being referred to as the “Exchange Fund”).

(b) The parties shall cause the Merger to be consummated by filing a certificate of merger (which shall be in form and substance reasonably satisfactory to Parent and the Company), executed and acknowledged in accordance with the laws of the State of Delaware, in the office of the Secretary of State of the State of Delaware. The Merger shall become effective upon such filing as provided by the DGCL. The date and time of the effectiveness of the Merger are herein called, respectively, the “Effective Date” and the “Effective Time.”

Section 4.3 Parent’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article X, at the Closing, Parent shall deliver to the Representative all of the following (in each case in a form reasonably acceptable to the Representative):

(a) the Exchange Agent Agreement, dated the Closing Date, duly executed by Parent;

(b) the Escrow Agreement, dated the Closing Date, duly executed by Parent; and

(c) the certificate contemplated by Section 11.1, duly executed by an authorized officer of Parent.

Section 4.4 AcquisitionCo’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article X, at the Closing, AcquisitionCo shall deliver to the Representative all of the following (in each case in a form reasonably acceptable to the Representative):

(a) a copy of the certificate of incorporation of AcquisitionCo certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of AcquisitionCo, issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the Secretary or an Assistant Secretary of AcquisitionCo, dated the Closing Date, in form and substance reasonably satisfactory to the Representative, as to: (i) no amendments to the certificate of incorporation of AcquisitionCo since a specified date; (ii) the bylaws of AcquisitionCo in effect from the date hereof to immediately prior to the Effective Time; (iii) the resolutions of the board of directors of AcquisitionCo authorizing the execution and performance of this Agreement and the transactions contemplated hereby; (iv) the written consent of Parent, as the sole stockholder of AcquisitionCo, approving and adopting this Agreement in accordance with the DGCL and (v) the incumbency of the officers of AcquisitionCo executing this Agreement and any AcquisitionCo Ancillary Agreement;

(d) the Escrow Agreement, dated the Closing Date, duly executed by AcquisitionCo; and

(e) the certificate contemplated by Section 11.1, duly executed by an authorized officer of AcquisitionCo.

Section 4.5 The Company’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article XI, at the Closing, the Company shall deliver to Parent all of the following (in each case in a form reasonably acceptable to Parent):

(a) a copy of the sixth amended and restated certificate of incorporation of the Company, as amended (the “Company Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware and by the Secretary of State of each other State set forth on Schedule 5.1(a);

(c) a certificate of the Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to: (i) no amendments to the Company Charter since a specified date; (ii) the by-laws of the Company (the “Company Bylaws”) in effect from the date of the board approval referenced in the next clause to immediately prior to the Effective Time; (iii) the resolutions of the board of directors of the Company and of the Stockholders authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency of the officers of the Company executing this Agreement and any Company Ancillary Agreements;

(d) the Exchange Agent Agreement, dated the Closing Date, duly executed by the Representative;

(e) the Escrow Agreement, dated the Closing Date, duly executed by each of the Company and the Representative;

(f) payoff letters or other evidence that all Indebtedness of the Company has been repaid in full, including any pre-payment penalties or change of control premiums or penalties, make-whole amounts or similar payments required in connection with the Merger or prepayment or early termination of such Indebtedness which, in each case, are due and payable prior to the Effective Time, in form and substance reasonably satisfactory to Parent; all Encumbrances relating to or securing such Indebtedness have been released; related UCC-3 Termination Statements shall have been filed with respect to any such Encumbrances; and there are no further obligations of the Company in respect of that Indebtedness or any agreement or instrument that evidenced the same, in each case prior to the Closing Date;

(g) general releases, in substantially the form set forth on Exhibit E, (the “Release Agreements”), signed by [*];

(h) evidence of the termination of the Company Put Agreement, in form and substance reasonably satisfactory to Parent;

(i) evidence of the termination of the Company Registration Rights Agreement, in form and substance reasonably satisfactory to Parent;

(j) evidence of the termination of the Company Stockholders Agreement, in form and substance reasonably satisfactory to Parent and an effective waiver under such agreement of any rights of any party thereto in connection with the transactions contemplated hereby;

(k) evidence of the termination of the 2007 Management Incentive Plan, in form and substance reasonably satisfactory to Parent and subject to the payment of the Management Incentive Payment Amount;

(l) evidence of the termination, in form and substance reasonably satisfactory to Parent, of each of the agreements listed on Schedule 4.5(l);

(m) duly executed resignations, effective as of the Effective Time, of each of the directors of the Company, in form and substance reasonably satisfactory to Parent;

(n) estoppel certificates from all landlords under the Leased Real Properties, in substantially the form set forth on Exhibit F with such changes as the applicable landlords shall reasonably request prior to the Closing;

(o) the certificates contemplated by Sections 10.1(a) and 10.2, each duly executed on behalf of the Company by the Chief Executive Officer or any Senior Vice President of the Company, who is a duly appointed and duly authorized officer of the Company;

(p) a statement, in substantially the form set forth on Exhibit G, in accordance with Treas. Reg. Section 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code (the “FIRPTA Certificate”) not more than twenty days prior to the Effective Date and a notification to the Internal Revenue Service described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of the FIRPTA Certificate to Parent, signed on behalf of the Company by a responsible corporate officer of the Company;

(q) evidence (in form and substance reasonably satisfactory to Parent) of the termination of the Stock Option Plans as required pursuant to Section 8.8(a) and the cancellation and termination of each Company Stock Option as required pursuant to Section 8.8(b);

(r) an opinion from Wiggin and Dana LLP, counsel to the Company, in substantially the form of Exhibit H hereto, addressed to Parent and dated the Closing Date;

(s) letters, in substantially the form set forth on Exhibit J (the “Section 409A Letters”), signed by each member of Company Management receiving a portion of the Management Incentive Payment Amount as a result of the Merger, regarding certain matters under the 2007 Management Incentive Plan (or, with respect to Mr. Mansuri, the Continuing Chairman Agreement);

(t) an agreement (in form and substance reasonably satisfactory to Parent) between the Company and the Series C Warrant Holder pursuant to which the Series C Warrant Holder agrees (i) that the Series C Warrants shall be cashed out and canceled in accordance with Section 8.8(d), (ii) not to elect to receive any securities of the Surviving Corporation or of an other Person pursuant to the terms of such Series C Warrants, and (iii) that such Series C Warrants shall not be automatically exercised pursuant to the terms of such Series C Warrants at any time;

(u) evidence (in form and substance reasonably satisfactory to Parent) of adoption of resolutions of the Company’s board of directors with respect to each Company Benefit Plan that is a Company 401(k) Plan or a health and welfare plan, including any medical, dental, life insurance, AD&D, short-term disability (STD), long-term disability (LTD) and section 125 cafeteria benefit plans, to exclude Parent’s employees from participation in such plans on and after the Closing Date, and providing that such plans shall be subject to Parent’s settlor, fiduciary and governance delegations in the same manner as Parent’s 401(k) Plan and Parent’s similar health and welfare plans;

(v) the certificate contemplated by Section 10.1(b), duly executed on behalf of the Representative by an authorized officer of the Representative;

(w) the letter in substantially the form set forth on Schedule 4.5(w); and

(x) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement.

Section 4.6 Contingent Merger Consideration.

(a) Following the Closing and within ten (10) Business Days of Parent providing notice to the Representative of the achievement of the Contingent Merger Consideration Milestone, as further consideration for the Merger, Parent shall (a) deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, pursuant to the Exchange Agent Agreement, for the benefit of the Participating Equity Holders, for exchange in accordance with Article III, through the Exchange Agent, by wire transfer of immediately available funds to the account specified by the Exchange Agent, cash in an amount equal to the aggregate Contingent Merger Consideration then payable pursuant to Section 2.1, (b) pay, or cause to be paid, the Management Incentive Payment Amount then payable in respect of the achievement of such Contingent Merger Consideration Milestone, as allocated to each member of Company Management pursuant to the Continuing Chairman Agreement and the 2007 Management Incentive Plan, as applicable, by wire transfer of immediately available funds to the bank account as identified by such member of Company Management, (c) pay, or cause to be paid, an amount equal to the Series B Warrant Contingent Consideration by wire transfer of immediately available funds to the bank account as identified by the Series B Warrant Holder, and (d) deposit with the Escrow Agent the Contingent Escrow Fund Amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement as security for the indemnification obligations contained in Section 12.1, subject, in each case, to achievement of the Contingent Merger Consideration Milestone in accordance with the following provisions.

(b)(i) Parent shall have no payment obligation under this Section 4.6 in the event that [*], (ii) Parent shall pay [*], and (iii) Parent shall pay [*].

(c) In the event Parent does not pay all or part of the Contingent Merger Consideration under this Section 4.6 because [*].

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and AcquisitionCo to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and AcquisitionCo as of the date hereof and as of the Closing Date and agrees as set forth in this Article V, subject to the qualifications set forth in the written disclosure schedules attached hereto (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article V. The disclosure in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article V to the extent that (a) disclosure in one subsection of the Disclosure Schedule is specifically referred to in another subsection of the Disclosure Schedule by appropriate cross-reference or (b) the relevance of a disclosure in one subsection of the Disclosure Schedule to another subsection of the Disclosure Schedule is reasonably apparent:

Section 5.1 Organization and Authority of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 5.1(a), which jurisdictions are the only jurisdictions in which the ownership or leasing of the Company’s properties or the conduct of the Company’s business requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect. No other jurisdiction has demanded, requested or otherwise indicated that the Company is required to so qualify. The Company has full corporate power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company has delivered to Parent true and complete copies of the Company Charter, the Company Bylaws and the Company’s minute books, and such minute books contain true and complete records of all meetings and other corporate actions taken by the board of directors and stockholders of the Company.

(b) The Company has all requisite power and authority to execute and deliver this Agreement and each of the Company Ancillary Agreements and to perform its obligations hereunder and thereunder. The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, has, by unanimous vote of those present at the meeting, (i) approved and authorized the execution and delivery of this Agreement and the Company Ancillary Agreements, (ii) approved the consummation of the transactions contemplated hereby and thereby, including the Merger, (iii) determined that the execution and delivery of this Agreement and the Company Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby is advisable, (iv) recommended that the Stockholders approve and adopt this Agreement, the Company Ancillary Agreements and the Merger, and (v) directed that this Agreement, the Company Ancillary Agreements and the Merger be submitted to the stockholders of the Company for their approval and adoption. The special committee of the board of directors of the Company (consisting solely of an independent, disinterested director and formed for purpose of issuing its recommendation to the board concerning the Merger) has recommended to the board of directors of the Company that it proceed with the Merger. Except for the adoption of this Agreement by the Necessary Stockholder Approval and the filing contemplated by Section 4.2(b), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Ancillary Agreements or any of the transactions contemplated hereby or thereby. This Agreement has been duly authorized, executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by each of Parent, AcquisitionCo and the Representative) is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of the Company enforceable in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity (the “General Exceptions”).

(c) Except as set forth on Schedule 5.1(c) and subject to the Necessary Stockholder Approval, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions or provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or business of the Company, under (A) the Company Charter, the Company Bylaws or the Company Stockholders Agreement, (B) any material note, instrument, Contract, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company is a party or any of its assets or business is subject or by which the Company is bound, (C) any Court Order to which the Company is a party or by which any of its assets or business is subject or by which the Company is bound or (D) any Requirements of Law affecting the Company or its assets or business; or

(ii) require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Person, except for the filing of the certificate of merger as contemplated by Section 4.2(b) with the Secretary of State of the State of Delaware.

Section 5.2 Capital Structure. (a) The authorized capital stock of the Company consists of 62,930,641 shares of Company Common Stock and 54,881,603 shares of Company Preferred Stock. Of the Company Preferred Stock, 2,021,990 shares have been designated Series A Preferred Stock, 8,877,546 shares have been designated Series B Preferred Stock, 34,951,426 shares have been designated Series C Preferred Stock, 7,407,408 shares have been designated Series D Preferred Stock, and 1,623,233 shares have been designated Series E Preferred Stock.

(b) At the close of business on the date of this Agreement:

(i) 593,668 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and 7,165,668 shares of Company Common Stock have been authorized for issuance pursuant to the Stock Option Plans over the term of such plans;

(ii) 1,979,143 shares of Series A Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and are, as of the date hereof, convertible into 1,979,143 shares of Company Common Stock;

(iii) 8,682,003 shares of Series B Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and are, as of the date hereof, convertible into 8,682,003 shares of Company Common Stock;

(iv) 34,910,000 shares of Series C Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and are, as of the date hereof, convertible into 34,910,000 shares of Company Common Stock;

(v) 7,407,408 shares of Series D Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and are, as of the date hereof, convertible into 7,407,408 shares of Company Common Stock;

(vi) 1,623,233 shares of Series E Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and are, as of the date hereof, convertible into 1,623,233 shares of Company Common Stock;

(vii) no shares of Company Common Stock or Company Preferred Stock were held in the treasury of the Company; and

(viii) no other equity interests in the Company are outstanding.

(c) Schedule 5.2(c)(i) contains a correct and complete list as of the date of this Agreement of each outstanding stock option of the Company (“Company Stock Option”) as of the date of this Agreement, including the name of the holder, date of grant, current exercise price and number of Shares subject thereto, the plan under which such option was granted, the schedule and other terms and conditions on which the option became or will become vested or exercisable and whether such Company Stock Option is an incentive stock option under Section 422 of the Code. Each Company Stock Option has been granted in compliance with applicable federal and state securities laws and, with respect to Company Stock Options granted or vesting since the adoption of Section 409A of the Code, either has an exercise price per share not less than the fair market value per share of Company Common Stock on the applicable grant date or has been structured so as to comply with the requirements of Section 409A of the Code applicable to options granted with a below fair market value exercise price. Except as set forth on Schedule 5.2(c)(ii), there will be no acceleration in the vesting of any Company Stock Option as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(d) Schedule 5.2(d)(i) contains a correct and complete list as of the date of this Agreement of each outstanding Company Warrant, including the holder, date of grant, the agreement under which such Company Warrant was issued, the exercise price and the number of Shares subject thereto. Copies of all such agreements have been delivered to Parent. Except as set forth on Schedule 5.2(d)(ii), there will be no acceleration in the vesting of any Company Warrants as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, no Company Warrants have been exercised.

(e) Except for the Company Charter, the Company Put Agreement, the Company Registration Rights Agreement, the Company Stockholders Agreement, each as in effect on the date hereof, and except as set forth on Schedule 5.2(c)(i), Schedule 5.2.(d)(i) and Schedule 5.2(e), there are no options, warrants, puts, calls, rights, arrangements, commitments or agreements to which the Company is a party or by which it is bound or, to the Knowledge of the Company, to which any other Person is a party, relating to the issuance, sale, purchase, repurchase, conversion, exchange, registration, voting, transfer or redemption of any Shares or other equity interests or equity equivalents of the Company, whether on conversion of other securities or otherwise, or obligating the Company to grant, extend or enter into any such option, warrant, put, call, right, arrangement, commitment or agreement, and there are no outstanding contractual rights to which the Company is a party, the value of which is based on the value of any Shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares.

(f) Except for the Company Stockholders Agreement, the Company Put Agreement, the Company Registration Rights Agreement, each as in effect on the date hereof, and as set forth on Schedule 5.2(f), the Company is not a party to and, to the Knowledge of the Company, there does not exist any stockholder agreement, voting trust agreement or any other similar Contract restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company.

(g) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

(h) None of the Shares has been issued in violation of, or are subject to, any preemptive or subscription rights, and all of the Shares have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws.

(i) The Stock Option Plans are the only benefit plans of the Company under which any securities of the Company are issuable. Except as set forth in Section 5.2(b)(i) and Section 5.2(c), no securities of the Company are issued, reserved for issuance or outstanding under the Stock Option Plans. The terms of such Stock Option Plans and the outstanding Company Stock Options thereunder permit the cancellation and termination of such Stock Option Plans and Company Stock Options in accordance with the actions to be taken by the Company’s board of directors pursuant to Section 8.8 of this Agreement. None of the Shares that have been issued to officers, managers, employees, non-employee members of the board of directors or consultants of the Company are subject to a substantial risk of forfeiture under Section 83(c) of the Code.

(j) Schedule 5.2(j) sets forth (i) as of the date hereof, the aggregate unpaid accrued dividends (whether or not declared) with respect to all outstanding Shares of each series of Company Preferred Stock and (ii) the aggregate applicable per diem amount of dividends with respect to all outstanding Shares of each series of Company Preferred Stock as of the date hereof. Except as set forth in Schedule 5.2(j), no share of any series of Company Preferred Stock entitles the holder thereof to any dividends (whether or not declared) to which each other share of such series of Company Preferred Stock is not entitled.

Section 5.3 Subsidiaries and Investments. The Company does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (b) Control any Person. Except as set forth on Schedule 5.3, the Company has never, directly or indirectly, (y) owned, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (z) Controlled any Person.

Section 5.4 Financial Statements. Schedule 5.4 contains (a) the audited balance sheet of the Company as of December 31, 2009 and the related statements of (i) operations, (ii) changes in redeemable convertible preferred stock, stockholders’ equity (deficit) and comprehensive loss and (iii) cash flows for the fiscal year ended December 31, 2009, together with the appropriate notes to such financial statements, and (b) the unaudited balance sheet of the Company as of April 30, 2010 and the related statements of operations and cash flows for the four months then ended (the “Most Recent Financial Statements”). Except as set forth therein or in the notes thereto, such financial statements have been prepared in conformity with U.S. GAAP and fairly present, in all material respects, the financial position and results of operations and cash flows of the Company as of their respective dates and for the respective periods covered thereby; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentational items.

Section 5.5 No Undisclosed Liabilities. Except as set forth on Schedule 5.5, the Company is not subject to any material liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for on the Balance Sheet, other than immaterial liabilities incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with past business practices.

Section 5.6 Operations Since Balance Sheet Date.

(a) Except as set forth on Schedule 5.6, since the Balance Sheet Date, there has not been:

(i) any change, event or development or, to the Knowledge of the Company, prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(ii) any loss, damage, destruction or other casualty affecting any of the Company’s material properties or assets, whether or not covered by insurance; or

(iii) any loans or guarantees made by the Company to or for the benefit of any Person, or any arrangement or commitment therefor made by the Company, other than with respect to travel advances and other advances made in the ordinary course of its business and in compliance with Company policy.

(b) Except as set forth on Schedule 5.6, since the Balance Sheet Date through the date of this Agreement, the Company has conducted its business only in the ordinary course of its business consistent with past business practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth on Schedule 5.6, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 8.6.

Section 5.7 Taxes.

(a) Except as set forth on Schedule 5.7: (i) the Company has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Company for the periods covered thereby; (iii) all material Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (v) there is no action or suit pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company and, to the Knowledge of the Company, no basis exists therefor; (vi) there is no investigation, audit, claim or assessment pending, or to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company and, to the Knowledge of the Company, no basis exists therefor; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company (other than this Agreement) will terminate prior to the Effective Time and the Company will not have any liability thereunder on or after the Effective Time; (ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (x) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the appropriate taxing authority or accrued, reserved against and entered on the books of the Company; (xi) the Company has not been a member of any Company Group and the Company has not had at any time any direct or indirect ownership in any corporation, partnership, limited liability company, trust, joint venture or other entity; (xii) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (xiii) no claim has ever been made in writing by a taxing authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction; (xiv) there are no Tax rulings, requests for rulings or closing agreements relating to the Company which could affect the Company’s liability for Taxes for any taxable period ending after the Effective Date; (xv) the Company will not be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or other Tax law) in taxable income for any taxable period ending after the Effective Date as a result of a change in accounting method for a taxable period beginning on or before the Effective Date or for any Straddle Period; (xvi) the Company does not have any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any other similar provision of state, local or foreign law); (xvii) to the extent that the Company has participated in a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been adequately disclosed to the IRS on IRS Form 8886 (or predecessor form); (xviii) during the last three years, the Company has not been a party to any transaction (other than a transaction described in Section 355(e)(2)(C) of the Code) treated by the parties thereto as one to which Section 355 of the Code (or similar provision of state, local or foreign law) applied; (xix) there are no Tax credits, grants or similar amounts that are or will be subject to “clawback” or recapture as a result of (A) the transactions contemplated by this Agreement or (B) an act (or failure to act) by the Company to satisfy certain requirements on which the credit, grant or similar amount is or was conditioned; and (xx) no intercompany obligation (as described in Treasury Regulation Section 1.1502-13(g)) between the Company and a member of any Company Group will remain outstanding following the Effective Date; (xxi) none of the assets reflected on the Balance Sheet is “tax-exempt use property” within the meaning of Section 168(h) of the Code and none of the property of the Company is properly treated as owned by persons other than the Company for income Tax purposes; (xxii) the Company has not participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code; (xxiii) the Company has not disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code; (xxiv) the Company does not have corporate acquisition indebtedness, as described in Section 279(b) of the Code; and (xxv) during the four taxable years ending on December 31, 2009, for federal (and corresponding state, local and foreign) income Tax purposes, the Company has not been subject to the alternative minimum tax imposed by Section 55 of the Code (or comparable provisions of state, local and foreign income Tax laws).

(b) The Company has delivered to Parent a schedule of any net operating loss (or alternative minimum tax net operating loss) carryover of the Company for the fiscal year ending December 31, 2009 as reported on its 2009 Tax Return (without regard to any limitations under Sections 382 and 384 of the Code) and with respect to such net operating loss carryover, (i) the amount of such carryover and (ii) the year in which the carryover arose.

(c) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”).

(d) Except as set forth on Schedule 5.7(d), no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

Section 5.8 Governmental Permits; Regulatory Matters.

(a) The Company’s representations and warranties about Governmental Permits in this Section 5.8 apply to all Governmental Permits, except for those required by or arising under Environmental Laws; the Company’s representations and warranties regarding Governmental Permits required by or arising under Environmental Laws are as set forth in Section 5.18. The Company owns, holds or possesses (and at the time of the performance of all preclinical research that it has conducted or sponsored, it did own, hold or possess) all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from

Governmental Bodies which are (or at the time of the performance of such preclinical research, were) necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted including, for the avoidance of doubt, the conduct of all preclinical research (collectively, the “Governmental Permits”). Schedule 5.8(a) sets forth a list and brief description of each Governmental Permit, except for such licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Parent.

(b) Except as set forth in Schedule 5.8(b), (i) the Company has fulfilled and performed its obligations in all material respects under each of the Governmental Permits, and, to the Knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which would materially and adversely affect the rights of the Company under any such Governmental Permit; (ii) no written notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect immediately following the Effective Time, in each case without (A) the occurrence of any breach, default or forfeiture of rights thereunder or (B) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

(c) The Company has not engaged in activities which require compliance with 21 U.S.C. Section 355, 42 U.S.C. Section 262, FDA implementing regulations under 21 C.F.R. Parts 312, 314, 600 and 601 or similar Requirements of Laws in countries other than the United States. Except as set forth in Schedule 5.8(c), the Company has not conducted or sponsored, and is not currently conducting or sponsoring, any clinical trials, nor have any clinical trials been conducted or sponsored on the Company’s behalf.

(d) Except as set forth in Schedule 5.8(d), the Company does not manufacture or distribute, and has never manufactured or distributed, any products, nor have any products been manufactured or distributed on the Company’s behalf.

(e) None of the Company nor any of its officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. None of the Company nor any of its respective officers, employees or agents has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Requirements of Law or authorized by 21 U.S.C. Section 335a(b) or any similar Requirements of Law. The Company has not used the services of any person debarred under Section 306 of the Federal Food Drug and

Cosmetic Act in connection with the development of any information related to any compound owned or controlled by the Company, which information was or is intended to be submitted to the FDA.

(f) Neither the Company nor any Affiliate of the Company, has participated as a provider in or, as of the Effective Date, is participating as a provider in, any Federal Health Care Program. To the Knowledge of the Company, no officers, directors, managing employees, agents, or individuals with direct or indirect ownership interests (or any combination thereof) of 5% or more in the Company (as those terms are defined in 42 C.F.R. § 1001.1001) or any of its Affiliates has been excluded from participation as a provider in or, as of the Effective Date, is excluded from participating as a provider in any Federal Health Care Program. The Company is not currently, nor has it been in the past: (i) to the Knowledge of the Company, under investigation by the Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, any state Attorney General, state Medicaid Agency, or the FDA for promotional or other fraud and abuse or related issues; (ii) excluded from participation under any Federal Health Care Program under Section 1128 of the SSA; or (iii) suspended or debarred from contracting with the federal government. The Company has not engaged in any activity constituting fraud or abuse under any Requirements of Law relating to healthcare insurance or reimbursement, and, to the Knowledge of the Company, no offers or payments of either cash or other consideration to any person by or on behalf of the Company have been made in violation of any applicable Requirements of Law.

(g) The Company does not bill, or cause to be billed, any commercial insurance plan or any health care program administered or funded, in whole or in part, by the government of the United States of America, including Medicare, Medicaid and TRICARE programs (described in Title XVIII of the United States the SSA, Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively for any item or service.

(h) Except as set forth in Schedule 5.8(h), all preclinical research that the Company has conducted or sponsored involving any compound owned or controlled by the Company was conducted in compliance with the good laboratory practice requirements and standards of 21 C.F.R. part 58, to the extent that such requirements and standards were applicable thereto; provided, however, that the Company hereby makes no representations or warranties with respect to any preclinical research conducted by [*] pursuant to the [*].

(i) Except as set forth in Schedule 5.8(i), the Company is not aware of any information that to the Knowledge of the Company would be reasonably expected to prevent the acceptance, or the subsequent approval, of any filing, application or request for approval of any compound owned or controlled by the Company.

(j) The Company has made available to Parent all applications, registrations, licenses, authorizations and approvals, correspondence submitted to or received from FDA or another regulatory authority (including minutes and official contact reports relating to any communications with any regulatory authority) and all supporting documents and all preclinical studies and other data, relating to the [*] (“Regulatory Documentation”) in the Company’s possession or control, requested by Parent, or to the Knowledge of the Company, that is material to the development of the [*]. To the Knowledge of the Company, all Regulatory Documentation regarding the [*] is true and correct in all material aspects.

Section 5.9 Real Property.

(a) Schedule 5.9(a) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location of the real property covered by, and the space occupied under, such lease or other agreement) under which the Company is lessee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”). Except as set forth on Schedule 5.9(a), and except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in the Company’s possession and any policies of title insurance currently in force and in the possession of the Company with respect to each such parcel of Leased Real Property have heretofore been delivered to Parent.

(b) To the Knowledge of the Company, neither the whole nor any part of any real property leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority, and no such condemnation or other taking is threatened or contemplated.

(c) The Company does not own and has never owned any real property, and does not have any right or obligation to acquire any real property.

Section 5.10 Personal Property Leases. Schedule 5.10 contains a brief description of each lease or other Contract (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, Contract or right that is terminable by the Company without penalty or payment on thirty days’ or less notice or which provides for annual lease payments of less than $[*].

Section 5.11 Intellectual Property; Software.

(a) Schedule 5.11(a) contains a list and description (showing in each case the registered or other owner, applicant, expiration date and number, if any) of all Patents, Trademarks (including all assumed or fictitious names under which the Company is conducting or has conducted its business) and registered Copyrights owned by, licensed to or used by the Company (it being understood and agreed that Schedule 5.11(a) is not limiting with respect to the Intellectual Property directly or indirectly being acquired by Parent pursuant to the transactions contemplated by this Agreement). Except as disclosed on Schedule 5.11(a), no Intellectual Property that are United States Patents are subject to a terminal disclaimer against another Patent.

(b) Schedule 5.11(b) contains a list and description (showing in each case any owner, licensor or licensee) of all material Software owned by, licensed to or used by the

Company (except for Software licensed to the Company that is commercially available subject to “shrink-wrap” or “click-through” license agreements). None of the Software on Schedule 5.11(b) is subject to an Open Source License.

(c) Schedule 5.11(c) contains a list and description (showing in each case the parties thereto) of all material Contracts, assignments and indemnities to which the Company is a party and which relate to any [*] or to: (i) any Copyrights, Patents or Trademarks listed on Schedule 5.11(a); (ii) any Trade Secrets owned by, licensed to or used by the Company; or (iii) any Software listed on Schedule 5.11(b). Except as set forth on Schedule 5.11(c), the Company is not a party to any Contract pursuant to which it has been granted a license to any Intellectual Property and is obligated, or may become obligated, to pay any royalties, milestones, license fees or other similar payments.

(d) All Trade Secrets that are: (i) required in order to research, develop, manufacture, market or sell any product researched, developed, manufactured, marketed or sold by the Company or (ii) otherwise material to the Company (collectively, the “Material Trade Secrets”), have been documented by the Company in sufficient detail so as to ensure that the Company will be able to continually use and exploit all such Material Trade Secrets as such Material Trade Secrets are currently used and exploited, regardless of employee turnover. The Company operates and enforces reasonable procedures designed to ensure the recording and maintenance of all know-how and other Intellectual Property and assignment to the Company of all Intellectual Property that is material to the business or likely to be patentable, and such procedures include requiring all employees, agents, consultants and contractors of the Company involved in any manner in the creation, development or implementation of Intellectual Property to maintain notebooks describing such activities in reasonable detail sufficient to enable the Company to document and otherwise protect, enforce and defend its rights in and to such Intellectual Property.

(e) Except as disclosed on Schedule 5.11(e), the Company: (i) owns the entire right, title and interest in and to the Intellectual Property purported to be owned by the Company (including as set forth in Schedule 5.11(a)), free and clear of Encumbrances except for Permitted Encumbrances (“Owned Intellectual Property”), (ii) has the perpetual, world-wide, royalty-free right to use the Intellectual Property and Software purported to be licensed to the Company (including as set forth in Schedule 5.11(a)) (“Licensed Intellectual Property”), and (iii) has not granted any license, covenant not to sue or similar interest or benefit, exclusive or otherwise, in, to or under the Owned Intellectual Property or Licensed Intellectual Property and there is no other Intellectual Property or Software necessary for the Company to conduct its business as currently conducted. The Company’s ability to use Licensed Intellectual Property necessary for the Company to conduct its business substantially as currently conducted will not be affected by the transactions contemplated by this Agreement. Except as set forth in Schedule 5.11(e), the Company is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application and registration required to be identified on Schedule 5.11(a) or Schedule 5.11(b) as being owned by the Company.

(f) Except as disclosed on Schedule 5.11(f): (i) all Owned Intellectual Property and, to the Knowledge of the Company, all Licensed Intellectual Property and all registrations for Owned Intellectual Property and, to the Knowledge of the Company, Licensed

Intellectual Property are valid and in force and all maintenance fees and annuity fees relating thereto have been paid, and all applications to register any unregistered Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property are pending and in good standing, all without challenge of any kind; (ii) to the Knowledge of the Company, the issued Patents, registered Copyrights and Registered Trademarks with the Owned Intellectual Property are valid and enforceable and the Company has not taken or failed to take any action in the prosecution of the issued Patents or the registration of the registered Copyrights and Trademarks that has caused them not to be valid and enforceable; (iii) there are no pending or, to the Knowledge of the Company, threatened interference, re-examination, reissue, opposition, cancellation or other similar proceedings involving the Owned Intellectual Property or the Licensed Intellectual Property; (iv) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Owned Intellectual Property; (v) the Company has taken all actions reasonably necessary to protect, and where necessary register, the material Copyrights, Trademarks, Patents and Trade Secrets owned by or licensed exclusively to the Company; and (vi) the Company is not in breach of any agreement affecting the Intellectual Property used by the Company, and has not taken any action that would impair or otherwise adversely affect its rights in the Intellectual Property used by the Company.

(g) Except as set forth on Schedule 5.11(g): (i) to the Knowledge of the Company, no infringement, misappropriation, dilution, violation or other unauthorized use of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likeness, voices, signatures or biographical information, of any other Person has occurred or resulted in any way from the operation of the Company’s business; (ii) no claim of any infringement, misappropriation or other unauthorized use of any Intellectual Property right of any other Person has been made or asserted in writing to the Company, or to the Knowledge of the Company, by any other means, in respect of the operations of the Company’s business; (iii) no claim of invalidity of any Owned Intellectual Property has been made in writing to the Company, or to the Knowledge of the Company, by any other means; (iv) no proceedings are pending or, to the Knowledge of the Company, threatened which challenge the validity, ownership or use of any Owned Intellectual Property; (v) the Company has not received written notice or, to the Knowledge of the Company, notice by any other means of any claim that the operations of the Company’s business infringe, misappropriate, dilute, violate or otherwise use without authorization any Intellectual Property right of any other Person and, to the Knowledge of the Company, there is no basis for any such claim; and (vi) to the Knowledge of the Company, no Person infringes, misappropriates, violates, dilutes or otherwise violates any Owned Intellectual Property or any Intellectual Property exclusively licensed to the Company.

(h) Except as disclosed on Schedule 5.11(h), to the Knowledge of the Company [*], there are no Patents of any other Person dominating, interfering, or potentially dominating or interfering, with the issued Patents included in the Owned Intellectual Property of the Company, or that could be asserted by a Person to exclude or prevent the Company from practicing the methods or other inventions in issued Patents included in the Owned Intellectual Property or Licensed Intellectual Property or that are otherwise necessary to conduct the business of the Company as currently conducted. No Intellectual Property owned or controlled by the Company has been developed or otherwise obtained using any funding or other resources provided by any Governmental Body or institution of higher education except as indicated in Schedule 5.11(h).

(i) The Company has made available to Parent all information, including prior art, in its possession of which it has Knowledge and that it reasonably believes is material to the patentability, inventorship or ownership of any of the Patents. To the Knowledge of the Company, there are no published (whether by physical or electronic publication) Patents, articles or other prior art references, or any other prior art or material information, that could reasonably be expected to render invalid or unenforceable or could prevent the issuance of, in whole or in part, any Patents listed in Schedule 5.11(a) or any claim therein. For each of the Patents listed in Schedule 5.11(a), to the Knowledge of the Company, each of the Company, its attorneys, agents and relevant employees and representatives (and, to the Knowledge of the Company, the owners and inventors, and their attorneys, agents and relevant employees and representatives, of the Patents listed in Schedule 5.11(a) that are otherwise controlled by the Company) has met its duty of candor as required under 37 C.F.R. 1.56 and complied with analogous Requirements of Law outside the United States requiring disclosure of references. [*]

(j) Except as disclosed on Schedule 5.11(j), each inventor named on the Patents listed in Schedule 5.11(a) that were filed or are owned by the Company (and, to the Knowledge of the Company, each inventor named on the Patents listed in Schedule 5.11(a) that are otherwise controlled by the Company), alone or together with any joint owners, has executed an agreement actually assigning his or her entire right, title and interest in and to such Patent, and the inventions embodied and claimed therein, to the Company (or to the Person who has entered into a written agreement to license such Patent to the Company as reflected on Schedule 5.11(a)), alone or together with any joint owners as reflected in Schedule 5.11(a), except as indicated in Schedule 5.11(a). To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude or render void or voidable any such assignment or otherwise conflict with the obligations of such inventor to the Company or the appropriate owners under such agreement with the Company or such appropriate owners, as the case may be.

(k) Except as disclosed on Schedule 5.11(k), no Owned Intellectual Property is subject to any transfer, assignment, site, equipment or other operational limitations, whether pursuant to Contract or any order, judgment, writ, injunction or decree of any court or other Governmental Body.

(l) Except as disclosed on Schedule 5.11(l), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Owned Intellectual Property on behalf of the Company or any predecessor in interest thereto (i) is a party to a “work-for-hire” Contract under which the Company is deemed to be the original owner/author of all rights, title and interest therein and (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such Intellectual Property.

(m) Except as disclosed in Schedule 5.11(m), the Company has entered into agreements with employees, consultants, contractors, officers, managers, agents and Affiliates of the Company sufficient to maintain the confidentiality of the Trade Secrets of the Company, the value of which is dependent upon the maintenance of the confidentiality thereof. There is no breach or violation by the Company under, and, to the Knowledge of the Company, no breach or violation by any other party to, any such agreement. No current or former employees, consultants, contractors or founders of the Company have any right, license, claim or interest whatsoever in or with respect to any Owned Intellectual Property that is necessary to conduct the business of the Company as currently conducted. To the Knowledge of the Company, there has been no unauthorized disclosure or use of Material Trade Secrets of the Company. The Company has taken reasonable steps to prevent the unauthorized disclosure or use of its Trade Secrets.

(n) Except as disclosed on Schedule 5.11(n), the Company has not granted to any third Person any ownership rights, options, exclusive rights, rights to sublicense, or any other right or interest in, any of the products it has researched or developed or is currently researching or developing, or any Intellectual Property relating to such products.

(o) The Company has synthesized all of the compounds listed in Schedule 5.11(o).

Section 5.12 Title to Property. Except as set forth on Schedule 5.12 and except for assets disposed of in the ordinary course of its business, the Company has good and marketable title to each item of equipment, other tangible property and all Owned Intellectual Property, free and clear of Encumbrances except for Permitted Encumbrances.

Section 5.13 No Violation, Litigation or Regulatory Action. Except as set forth on Schedule 5.13:

(a) the Company is not subject to any Court Order;

(b) the assets of the Company and their uses comply in all material respects with all applicable Requirements of Law and Court Orders;

(c) the Company has complied in all material respects with all Requirements of Law and Court Orders that are applicable to its assets or business;

(d) the Company has not voluntarily disclosed to any Governmental Body any violations of Requirements of Law within the last five years;

(e) there are no Actions or notices of violation pending or, to the Knowledge of the Company, threatened, against or affecting the Company nor, to the Knowledge of the Company, is there any basis for any of the same, and there are no Actions pending in which the Company is the plaintiff or claimant;

(f) there is no Action pending or, to the Knowledge of the Company, threatened that questions the legality, validity or fairness of the transactions contemplated by this Agreement; and

(g) to the Knowledge of the Company, no Requirements of Law or the interpretation thereof has been adopted or is pending that would have a Material Adverse Effect on the Company.

Section 5.14 Contracts. Except as set forth on Schedule 5.14, the Company is not a party to or bound by:

(a) any Contract for the purchase, sale or lease of real property;

(b) any Contract for the purchase of supplies or raw materials or other goods or services which involved the payment of more than $[*] in the fiscal year ended December 31, 2009, which the Company reasonably anticipates will involve the payment of more than $[*] in the fiscal year ending December 31, 2010 or in any fiscal year which extends beyond December 31, 2010, other than any such Contract terminable by the Company without penalty on thirty days or less notice (provided, that with respect to any such Contract listed or required to be listed on Schedule 5.14(b), Schedule 5.14(b) shall indicate whether the amount payable by the Company is reimbursable by any third party);

(c) any Contract for the sale of goods or services which involved the payment of more than $[*] in the fiscal year ended December 31, 2009 or which involves or the Company reasonably anticipates will involve the payment of more than $[*] in the fiscal year ending December 31, 2010 or in any fiscal year which extends beyond December 31, 2010, other than any such Contract terminable by the Company without penalty on thirty days or less notice;

(d) any Contract for the purchase, licensing or development of material Software (other than Contracts pursuant to which the Company licenses Software that is available in consumer retail stores or is otherwise commercially available subject to “shrink-wrap” or “click-through” license agreements), other than any such Contract terminable by the Company without penalty on thirty days or less notice;

(e) any Contract relating to the conduct of clinical trials for which the Company is the sponsor or involving the Company’s products, including any Contract with an investigator, site, contract research organization, or clinical trial support service;

(f) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations Contract, other than any such Contract terminable by the Company without penalty on thirty days or less notice;

(g) any partnership, joint venture, franchise or other similar Contract, or any Contract involving a research or development collaboration or similar arrangement;

(h) any Contract or instrument that provides for, or relates to, the incurrence by the Company of any Indebtedness;

(i) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(j) any Contract that limits or restricts where the Company or any Affiliate thereof may conduct business or any Contract containing any covenant or provision prohibiting the Company or any Affiliate thereof from engaging in any line or type of business or otherwise restricting the operations or business of the Company or any Affiliate thereof;

(k) any Contract that provides for, or relates to, any non-competition or confidentiality arrangement with any Person, including any current or former officer or employee of the Company;

(l) any Contract with any Governmental Body;

(m) any Contract containing any “non-solicitation” or “no-hire” provision that restricts the Company or any Affiliate thereof;

(n) any Contract with or involving (i) any Stockholder or any Affiliate (other than the Company) of the Company or of any Stockholder or (ii) any former holder of Shares of the Company or any Affiliate (other than the Company) thereof; or

(o) any Contract not made in the ordinary course of business, other than any such Contract terminable by the Company without penalty on thirty days or less notice, or any Contract not otherwise set forth above that is material to the Company.

Section 5.15 Status of Contracts. Except as set forth on Schedule 5.15, each of the Contracts listed or required to be listed on Schedule 5.9(a), 5.10, 5.11(c), 5.14 or 5.17(a) (collectively, the “Company Agreements”) (a) constitutes a valid and binding obligation, enforceable in accordance with its terms, with respect to the Company and, to the Knowledge of the Company, the other parties thereto, subject to the General Exceptions, (b) is in full force and effect (except for those Company Agreements which by their terms will expire prior to the Effective Time or are otherwise terminated prior to the Effective Time in accordance with the provisions hereof), and (c) will continue in full force and effect immediately following the Effective Time without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. The Company has, in all material respects, fulfilled and performed its obligations required to be performed by it under each of the Company Agreements as of the date hereof or the Closing Date, and the Company is not in, or, to the Knowledge of the Company alleged to be in, material breach or default under, nor is there or, to the Knowledge of the Company, is there alleged to be any basis for termination of, any of the Company Agreements and, to the Knowledge of the Company, no other party to any of the Company Agreements has materially breached or defaulted thereunder, and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a material default or breach by the Company or by any other such party. The Company is not currently paying liquidated damages in lieu of performance under any of the Company Agreements or, other than in the ordinary course of business, currently renegotiating any of the Company Agreements. Complete and correct copies of each of the Company Agreements have heretofore been delivered to Parent.

Section 5.16 Insurance. Schedule 5.16 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company on the date hereof. The Company has complied with each of such insurance policies and has not failed to give any notice or present any claim, incident or occurrence thereunder in a due and timely manner. The Company shall keep its current insurance or comparable insurance in full force and effect through the Effective Time.

Section 5.17 Employees and Related Agreements; ERISA.

(a) Schedule 5.17(a) sets forth the name of each Company Benefit Plan. The Company has heretofore made available to Parent with respect to each Company Benefit Plan, as applicable, current and complete copies of (i) all plan documents, related trust Contracts, insurance Contracts and policies and all amendments thereto, (ii) all current summary plan descriptions, (iii) the Form 5500 annual reports and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years and (iv) summaries of any Company Benefit Plans for which there is not a plan document.

(b) Each Company Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and the Company has delivered or caused to be delivered to Parent the most recently received IRS determination letter or IRS opinion letter issued with respect to such plan. To the Knowledge of the Company, no event has occurred and no circumstances exist that would adversely affect the tax qualification of such Company Benefit Plan, and such Company Benefit Plan has not been amended since the effective date of its most recent determination letter or opinion letter in any respect that might adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA.

(c) Each Company Benefit Plan has been in all material respects maintained and operated in conformity with all applicable Requirements of Law, including the Code, ERISA and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and in accordance with the terms of such Company Benefit Plan.

(d) Neither the Company nor any ERISA Affiliate sponsors, has sponsored, contributes to, has contributed to, or has or had any obligation or liability with respect to (i) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA) or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (ii) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA) or (iii) a plan subject to Section 302 of ERISA or Section 412 of the Code.

(e) With respect to managers, officers, employees, non-employee members of the board of directors or consultants of the Company, none of the Company Benefit Plans provides any continuation of welfare benefits (including medical and life insurance benefits) after such person terminates employment or services due to retirement or other reason, except for the coverage continuation requirements of Part 6 of Title I of ERISA or similar state law.

(f) Except as set forth on Schedule 5.17(f), the Company has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code or (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code.

(g) Except as set forth on Schedule 5.17(g), for each current or former officer, manager, employee or consultant of the Company, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any Company Benefit Plan, or by Requirements of Law, to any funds or trusts established thereunder or in connection therewith have been made by the Company or its ERISA Affiliates by the due date thereof (including any valid extension), and all contributions required to be made for any period ending on or before the Effective Date have been, or will be, paid by the Company prior to the Effective Time. All premiums, fees and administrative expenses required to be paid under the Company Benefit Plans for the period on or before the Effective Date have been, or will be, paid by the Company prior to the Effective Time.

(h) Except as set forth on Schedule 5.17(h), there is no violation of ERISA or other applicable Requirements of Law with respect to the filing of applicable reports, documents or notices regarding the Company Benefit Plans with the Secretary of Labor, the Secretary of the Treasury or any other agency or the furnishing of such documents to the participants or beneficiaries of the Company Benefit Plans. All such reports, documents and notices were true, complete and correct in all material respects when filed or distributed.

(i) There are no pending Actions with respect to the operation of the Company Benefit Plans (other than routine claims for benefits) which have been asserted or instituted against the Company or any of its ERISA Affiliates, the assets of any of the trusts under such plans or the plan sponsor, plan administrator or any fiduciary of the Company Benefit Plans, nor, to the Knowledge of the Company, is there any such threatened litigation. There are no pending audits, investigations or inquiries by any Governmental Body with respect to the Company Benefit Plans.

(j) Except as set forth on Schedule 5.17(j), no Company Benefit Plan or Contract described in Section 5.17(k) provides for any bonus, retirement, severance, retention, job security or similar benefit or any change of control, accelerated or enhanced payment or benefit as a result of the transaction contemplated by this Agreement, either alone or together with any other event, nor do such transactions or this Agreement create any liabilities or trigger any expenses under any Company Benefit Plan or Contract described in Section 5.17(k). No Company Benefit Plan or Contract described in Schedule 5.17(k), individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(k) Except as set forth on Schedule 5.17(k), the Company has not entered into any Contract that has not expired or been terminated with or for the benefit of any current or former officer, manager, employee or consultant of the Company, and no current or former officer, manager, employee or consultant of the Company owns, or has any right granted by the Company to acquire, any interest in the Company.

(l) For each officer, manager, employee or consultant of the Company, Schedule 5.17(l) sets forth as of the date hereof the name, position, date of hire, current annual salary, hourly rate of pay, commission or bonus arrangement (as applicable), service credited for purposes of vesting and eligibility under any Company Benefit Plan, current status as either active or on leave and, if on leave, the type and date of such leave and the date on which such person is expected to return to active service.

(m) No condition exists that would prevent the Company from amending or terminating any Company Benefit Plan without material cost.

(n) Each Company Benefit Plan that is subject to Section 409A of the Code (i) has been operated and administered in good faith compliance with Section 409A of the Code prior to January 1, 2009 and (ii) has been documented, operated and administered in full compliance with Section 409A of the Code on or after January 1, 2009. The 2007 Management Incentive Plan (and any other comparable plan, arrangement or agreement, including the Continuing Chairman Agreement) has been structured so that the payment of any contingent consideration thereunder, such as payments mirroring the Contingent Merger Consideration (if any) payable under this Agreement, will comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations thereunder or otherwise qualify for an available exemption from Section 409A of the Code.

(o) The Company has complied with all Department of Homeland Security, Department of Labor and State Department regulations governing the employment of foreign national workers. The Company has also complied with all Requirements of Law related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of all ETA-9035 Labor Condition Applications. The Company has delivered to Parent I-9 files for all current employees of the Company and for all former employees of the Company with respect to whom I-9 record retention requirements apply. The Company has complied with required I-9 laws and regulations at the time it hired all current and former employees and has not knowingly hired or continued to employ unauthorized workers. The Company has not used the services of any person through a staffing agency, Contract or subcontract knowing that the person was an unauthorized worker.

(p) The Company does not have any obligation to indemnify, hold harmless or provide any tax gross-up payment to, any individual with respect to any penalty tax, interest payments or other liability such individual may incur under Section 409A of the Code.

Section 5.18 Environmental Matters.

(a) Neither the Company, nor, to the Knowledge of the Company, any previous owner, occupant or user of any Leased Real Property or Former Real Property or any other Person has engaged in or permitted any activity at or upon, or any use or occupancy of, any Leased Real Property or Former Real Property in any way involving the handling, manufacture, treatment, storage, use, generation, Release or disposal (whether legal or illegal, accidental or intentional, integral or incidental to the operations at the affected site) of any Hazardous Materials on, under, in or about any Leased Real Property or Former Real Property, or transported any Hazardous Materials to, from or across any Leased Real Property or Former Real Property, except as: (i) in compliance with Environmental Laws and (ii) such that the Company will not incur Environmental Damages. No Hazardous Materials currently are produced, incorporated in any construction on, deposited, stored or otherwise located on, under, in or about any Leased Real Property or Former Real Property except as: (x) used in the ordinary course of business of the Company; (y) in compliance with Environmental Laws; and (z) such that the Company will not incur Environmental Damages. To the Knowledge of the Company, no Hazardous Materials have migrated from Leased Real Property or Former Real Property on, under, in or about other properties, and no Hazardous Materials have migrated or threatened to migrate from other properties on, under, in or about any Leased Real Property or Former Real Property.

(b) Except as set forth on Schedule 5.18(b):

(i) the Company has complied with all applicable Environmental Laws;

(ii) no underground tank used for the storage, processing or treatment of Hazardous Materials ever has been located on any Leased Real Property or Former Real Property except for septic tanks maintained in accordance with applicable Requirements of Law;

(iii) the Company has not received any written notice or other written communication concerning (A) any violation or alleged or probable violation of any Environmental Law or (B) alleged liability for Environmental Damages or Environmental Encumbrance in connection with any Leased Real Property or Former Real Property or Hazardous Materials transported to, from or across any Leased Real Property or Former Real Property. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. There is no Action, citation, directive, summons or investigation pending or, to the Knowledge of the Company, threatened, against the Company relating to any violation or alleged violation of any Environmental Law or the Release, threatened Release, or presence or suspected presence of any Hazardous Materials on any Leased Real Property or Former Real Property;

(iv) all Leased Real Property and Former Real Property and all current and past activities thereon, including the use, maintenance and operation of all Leased Real Property and Former Real Property and all activities and conduct of business related thereto, currently comply and at all times in the past have complied in all respects with all Environmental Laws;

(v) the Company has delivered to Parent the following: (A) information that is accurate and complete in all material respects pertaining to the operational history of the Company and its facilities, (B) a complete copy of all test results for any samples taken of any environmental media (i.e., water, soil, soil gas, air, surface water or ground water) at or around any part of its facilities, and (C) information that is accurate and complete in all material respects pertaining to any Hazardous Materials handled or generated by, disposed of, or Released from the Company or its facilities;

(vi)(A) the Company has obtained all Governmental Permits necessary under Environmental Law for the operation of the Company’s business and the use and operation of any Leased Real Property or Former Real Property, and such Governmental Permits are listed on Schedule 5.18(b); (B) all such Governmental Permits are in full force and effect; (C) the Company has been in compliance with all terms and conditions of such Governmental Permits; (D) there is no Action pending, alleged or threatened against the Company to revoke or modify such Governmental Permits; and (E) with respect to the license issued by the U.S. Nuclear Regulatory Commission listed on Schedule 5.18(b), all required program records and documentation are current, the radiation safety program has been reviewed and evaluated for content and implementation annually, the Company is not required by Environmental Law to demonstrate or provide financial assurance for decommissioning and there is no radioactive contamination at the Company’s facility;

(vii) neither the execution and delivery of this Agreement by the Company, nor compliance by the Company with any of the provisions herein, will result in the termination or revocation of, or a right of termination or cancellation under, any Governmental Permit issued pursuant to any Environmental Law with respect to the Company’s operations;

(viii) the Company has not received any notice of, or entered into or assumed by Contract or operation of law or otherwise, any obligation, liability, order, decree, settlement, judgment or injunction relating to or arising under (A) any Environmental Laws, (B) any Remedial Action or Environmental Encumbrance or (C) any claim of Losses or Expenses arising from the presence, Release or threatened Release of any Hazardous Materials or from any non-compliance with any Environmental Law;

(ix) there has been no Release of any Hazardous Materials at any Leased Real Property, Former Real Property, properties previously owned, leased or operated by any predecessor of the Company or at any third-party location to which the Company or its predecessors transported or arranged for the disposal or treatment of Hazardous Materials;

(x) the Company has delivered to Parent correct and complete copies of all environmentally-related audits, studies, reports, analyses and results of investigations that have been performed with respect to Leased Real Property or Former Real Property;

(xi) the Company has not (A) filed a notice pursuant to Section 103(c) of CERCLA or any state law equivalent; (B) filed notice pursuant to Section 3010 of RCRA or any state law equivalent indicating the generation of any “hazardous waste”, as that term is defined under 40 C.F.R. Part 261 or under any applicable state law; or (C) filed any notice under any Environmental Law reporting a violation of any Environmental Law; or (D) received an information request pursuant to Section 104(e) of CERCLA or any state equivalent;

(xii) there is not now, nor has there ever been, on, in or under any Leased Real Property or Former Real Property (A) any treatment, recycling, storage or disposal of any Hazardous Materials that require or required a Governmental Permit; (B) any underground storage tanks, above-ground storage tanks, dikes, ponds, lagoons, impoundments or landfill or waste piles; (C) any asbestos-containing or asbestos-related materials; (D) any polychlorinated biphenyls; or (E) any radioactive substances;

(xiii) no Environmental Encumbrance has now or at any time attached to any Leased Real Property or Former Real Property;

(xiv) none of the products the Company manufactures, distributes or sells, or has manufactured, distributed or sold, contains asbestos or asbestos-containing material and none of the products manufactured, distributed or sold by any Company predecessor, former businesses or by any entities whose liabilities the Company has assumed by Contract, operation of law or otherwise contained asbestos or asbestos-containing material;

(xv) the Company has not entered into any Contracts pursuant to which it has assumed any obligations or liabilities of any third party under or pursuant to any Environmental Law or agreed to indemnify, defend or hold harmless any third party from any liabilities, costs or claims arising under or pursuant to any Environmental Law; and

(xvi) no Governmental Permit required or arising under Environmental Laws will expire by its terms during the six month period immediately following the Effective Time.

Section 5.19 Employee Relations.

(a) The Company is not a party to any collective bargaining agreement or other labor agreement relating to the business. There is no pending or, to the Knowledge of the Company, threatened labor dispute, grievance, strike or work stoppage by any employees of the Company. There has not been any union organizing or election activities involving any of the Company’s employees, and, to the Knowledge of the Company, none is currently threatened.

(b) The Company is in compliance in all material respects with all Requirements of Law and orders relating to the employment of labor, including all Requirements of Law and orders relating to wages, hours, discrimination, sexual harassment, civil rights, immigration, safety and health, workers’ compensation, employee classification and the collection and payment of withholding taxes, FICA, Social Security taxes and similar taxes.

Section 5.20 Suppliers. Set forth on Schedule 5.20 hereto are: (a) a list of names and addresses of ten largest suppliers (measured by dollar volume of purchases) of the Company (the “Company Suppliers”) and the percentage of purchases by the Company which each Company Supplier represented during the fiscal year ended December 31, 2009 and the five months ended May 31, 2010 and (b) copies of the forms of purchase order for supplies and equipment and sales Contracts for finished goods used by the Company. Except as set forth on Schedule 5.20, there exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse change in, the business relationship of the Company with any Company Supplier, except where the lack of such relationship would not have a Material Adverse Effect. Schedule 5.20 sets forth a list of all preferred vendor arrangements with any Company Supplier.

Section 5.21 Availability of Assets. Except as set forth on Schedule 5.21, the assets owned, leased or licensed by or licensed to the Company constitute all the assets and properties used in, or necessary for, the operation of the business of the Company in substantially the same manner in which it has heretofore been conducted (including all books, records, computers and computer programs and data processing systems), and all such tangible assets are in good condition and repair (subject to normal wear and tear). The Company has unencumbered access to all such assets owned or leased by or licensed to the Company.

Section 5.22 Inventories. The Company has no inventories (as that term is used for purposes of U.S. GAAP).

Section 5.23 Product Liabilities.

(a) The Company has not received any claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any product complaint, adverse event report or any other similar allegation of liability, including or resulting in product recalls and including or resulting in bodily injury or property damage, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim. Except as set forth on Schedule 5.23, the Company does not sell and has never sold any products.

(b) The Company has not conducted any product recalls, market withdrawals, product corrections or product removals.

Section 5.24 Transactions with Affiliates.

(a) For purposes of this Section 5.24, the term “Affiliated Person” means (i) any holder of capital stock of the Company, (ii) any director, officer or senior executive of the Company, (iii) any Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Company or (iv) any member of the immediate family of any of such natural Persons described in the preceding clauses (i), (ii) or (iii) and any Person that directly or indirectly Controls, is Controlled by, or is under common Control with any such immediate family member. As to Affiliated Persons under common Control with the Company, the representations and warranties in this Section 5.24 are made only to the actual knowledge, without any specific inquiry into the subject, of Company Management.

(b) Except as set forth on Schedule 5.24(b), since January 1, 2005, the Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company), (iii) entered into or modified in any manner any Contract with or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

(c) Except as set forth on Schedule 5.24(c), (i) the Contracts of the Company do not include any obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company do not include any receivable or other obligation or commitment from any Affiliated Person to the Company except for those obligations or commitments incurred in the ordinary course of business and (iii) the liabilities of the Company do not include any payable or other obligation or commitment from the Company to any Affiliated Person except for such obligations or commitments incurred in the ordinary course of business.

(d) To the Knowledge of the Company and except as set forth on Schedule 5.24(d), no Affiliated Person of the Company is a party to any Contract with any supplier of the Company that affects in any material respect the business of the Company.

Section 5.25 Budgets. Schedule 5.25 sets forth as of the date hereof the budgets of capital, payroll and other expenditures of the Company prepared in the ordinary course of business for the fiscal quarter ending March 31, 2010.

Section 5.26 Healthcare Data Privacy and Security.

(a) The Company (i) has operated its business in compliance with all Requirements of Law and contractual requirements relating to medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by the Company in connection with the operation of its business (the “Healthcare Data Requirements”), (ii) has implemented all confidentiality, security and other protective measures required by the Healthcare Data Requirements and, (iii) if and to the extent applicable to the Company, has implemented or will have implemented, upon effectiveness, all such measures required by the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164 (subparts A and E) (the “Privacy Rule”), the Security Standards at 45 C.F.R. Parts 160 and 164 (subparts A and C) (the “Security Rule”), the Standards for Electronic Transactions and Code Sets at 45 C.F.R. Parts 160 and 162 promulgated under HIPAA, the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) (“HITECH”) and HITECH implementing regulations. The Company has not received inquiries from the Office for Civil Rights of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, the Federal Trade Commission or any other Governmental Body regarding the Company’s compliance with Requirements of Law or other commitments made to such Governmental Bodies concerning data privacy and security (the “Privacy Commitments”). If and to the extent applicable to the Company, the Company has entered into compliant “business associate” agreements in accordance with applicable Requirements of Law and has complied with the terms of such agreements and the relevant portions of the Security Rule. To the Knowledge of the Company, there has been no unauthorized use or disclosure of personally identifiable information by the Company in violation of such agreements. Without limiting the foregoing, if and to the extent applicable to the Company, the Company is in compliance with the privacy and security requirements of HIPAA and HITECH.

(b) All Personal Data and all Protected Health Information, if any, that the Company has shared, or will share, with Parent, or that will be transferred to Parent pursuant to the terms of this Agreement, has been collected, maintained and used at all times by the Company in compliance with (i) the requirements of the Privacy Commitments and Requirements of Law, (ii) the requirements of Contracts to which the Company is a party and (iii) policies and practices relating to Personal Data that the Company has communicated to Persons about whom the Personal Data relates (“Data Subjects”). When the Company has changed its policies or practices relating to Personal Data or Protected Health Information, the Company has, to the extent required by the Requirements of Law or the applicable policy in effect prior to the change, provided notice to the affected Data Subjects prior to using the

Personal Data and Protected Health Information relating to them in a manner inconsistent with the policy or practice previously communicated to the Data Subjects. The Company’s transfer of Personal Data and Protected Health Information to Parent pursuant to the terms of this Agreement will not breach any of the Company’s obligations under the Privacy Commitments, Healthcare Data Requirements, HIPAA, HITECH or policies relating to Personal Data that the Company has communicated to Data Subjects. The Company has secured any and all consents, authorizations or approvals from Data Subjects as are necessary to transfer Personal Data and Protected Health Information to Parent or other parties in connection with the transactions contemplated by this Agreement.

(c) To the Knowledge of the Company, the Company has not experienced a breach of any unsecured Protected Health Information held by the Company. For purposes of this Section 5.26(c), “breach” means the acquisition, access, use or disclosure of Protected Health Information in violation of the Privacy Rule. Unsecured Protected Health Information means Protected Health Information that is not rendered unusable, unreadable or indecipherable to unauthorized individuals through the use of a technology or methodology specified by the Secretary of the U.S. Department of Health and Human Services (“DHHS”) in the guidance issued under Section 13402(h)(12) of Public Law 111-5 on the DHHS website.

Section 5.27 Unlawful Payments; Money Laundering; Export and Import Laws.

(a) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, agent, employee or other person acting on behalf of the Company has: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any foreign or domestic government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any Requirements of Law equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction; (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official or employee of any Governmental Body; (v) received any unlawful discounts or rebates in violation of any Requirement of Law relating to antitrust or competition; or (vi) breached or waived any code of ethics or similar foreign, federal or state policy regarding business conduct. For the purpose of this section, a “foreign government official” means any employee or officer of a government of a foreign country (i.e., a country other than the United States of America), including any federal, regional or local department, agency, enterprise owned or Controlled by the foreign government, any official of a foreign political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for foreign political office.

(b) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, agent, distributor, employee or other person acting on behalf of the Company: (i) is, or is owned or Controlled by, a Person subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “OFAC”) or

included on any list of restricted entities, persons or organizations published by the government of the United States of America including the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar Requirements of Law (any such Person, a “Restricted Party”) or (ii) has engaged in any unlicensed transaction with any Restricted Party or has otherwise been in breach of any such sanctions, export controls, restrictions or any similar foreign, federal or state Requirements of Law.

Section 5.28 No Finder. Neither Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Peter J. Solomon Company, whose fees and expenses, to the extent not paid by the Company prior to Closing, shall be included in the calculation of the Transaction Cost Amount.

Section 5.29 Necessary Stockholder Approval. The affirmative vote of at least (a) 66 2/3% of the issued and outstanding shares of the Series E Preferred Stock, Series D Preferred Stock, and Series C Preferred Stock, voting together as a single class and on an as-converted to Company Common Stock basis; and (b) a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (voting on an as-converted to Company Common Stock basis), voting together as a single class, is required to approve this Agreement and the Merger under applicable Requirements of Law, the Company Charter, the Company Bylaws and the Company Stockholders Agreement (the “Necessary Stockholder Approval”). No other vote of the Stockholders is required by applicable Requirements of Law, the Company Charter, the Company Bylaws, the Company Stockholders Agreement or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement. None of the holders of Shares has purported to vote under Section 251 of the DGCL (or execute or deliver a written consent under Section 228 of the DGCL) for the adoption of this Agreement and approval of the Merger and other transactions contemplated hereby prior to both the approval of this Agreement and the declaration of its advisability by the Company’s board of directors and the execution and delivery of this Agreement.

Section 5.30 Disclosure. To the Knowledge of the Company, none of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in this Article V and none of the certificates furnished to Parent or any of its representatives by the Company or its duly authorized representatives pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect in light of the circumstances under which they were made.

ARTICLE VI

MATTERS WITH RESPECT TO THE REPRESENTATIVE

Section 6.1 Representations and Warranties of the Representative. As an inducement to Parent and AcquisitionCo to enter into this Agreement and to consummate the transactions contemplated hereby, the Representative hereby represents and warrants to Parent and AcquisitionCo as of the date hereof and as of the Closing Date and agrees as follows:

(a) Organization and Authority of the Representative.

(i) The Representative is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Representative has full power and authority to serve as Representative hereunder.

(ii) The Representative has all requisite power and authority to execute and deliver this Agreement and each of the Representative Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Representative Ancillary Agreements by the Representative have been duly authorized and approved and do not require any further authorization or consent. This Agreement has been duly authorized, executed and delivered by the Representative and (assuming the valid authorization, execution and delivery of this Agreement by each of the Company, Parent and AcquisitionCo) is a legal, valid and binding obligation of the Representative enforceable in accordance with its terms, and each of the Representative Ancillary Agreements has been duly authorized by the Representative and upon execution and delivery by the Representative will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of the Representative enforceable in accordance with its terms, in each case, subject to the General Exceptions.

(iii) Neither the execution and delivery of this Agreement or any of the Representative Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions or provisions hereof or thereof will:

(A) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (1) the organizational documents of the Representative, (2) any material note, instrument, Contract, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Representative is a party or any of its assets or business is subject or by which the Representative is bound, (3) any Court Order to which the Representative is a party or by which any of its assets or business is subject or by which the Representative is bound or (4) any Requirements of Law affecting the Representative or its assets or business; or

(B) require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Person, except for the filing of the certificate of merger as contemplated by Section 4.2(b) with the Secretary of State of the State of Delaware.

(b) There are no Actions pending or, to the Representative’s knowledge, threatened against the Representative or to which the Representative is a party or by which the Representative or any of its assets or properties is bound (a) that relate to this Agreement or any Representative Ancillary Agreement or any action taken or to be taken by the Representative in connection herewith or therewith, or which seek to enjoin, prevent, alter or delay, or obtain monetary damages in respect of, any of the transactions contemplated by this Agreement or any Representative Ancillary Agreement or (b) that would reasonably be expected to adversely affect the ability of the Representative to perform its obligations under, and consummate the transactions contemplated by, this Agreement or any Representative Ancillary Agreement. The Representative is not subject to any Court Order that seeks to enjoin, prevent, alter, delay or obtain money damages in respect of any of the transactions contemplated by this Agreement or any Representative Ancillary Agreement.

Section 6.2 Appointment.

(a) In order to efficiently represent the interests of the Participating Equity Holders and each member of Company Management (collectively, the “Participants”) with respect to all matters arising under this Agreement or any Representative Ancillary Agreements, (i) by virtue of the approval of the Merger by the Necessary Stockholder Approval and the adoption of this Agreement, each Participating Equity Holder appoints the Representative as agent for such Participating Equity Holder and as such Participating Equity Holder’s true and lawful attorney-in-fact effective upon the Effective Time, with full power and authority in such Participating Equity Holder’s name and on such Participating Equity Holder’s behalf to (x) act according to the terms of this Agreement and the Representative Ancillary Agreements in the absolute discretion of the Representative (but not to vote on any matter requiring a vote of the stockholders of the Company), (y) represent such Participating Equity Holder and such Participating Equity Holder’s successors with respect to all matters arising under this Agreement and the Representative Ancillary Agreements and (z) in general to do all things and to perform all acts, including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement or any Representative Ancillary Agreement and (ii) the Representative agrees to act as the representative, agent and attorney-in-fact of each Participant. Each Participating Equity Holder agrees, by virtue of the approval of the Merger and the adoption of this Agreement (and without any individual act of such Participating Equity Holder), that all actions taken by the Representative from and after the Effective Time under this Agreement or any Representative Ancillary Agreement shall be binding upon such Participating Equity Holder and such Participating Equity Holder’s successors as if expressly confirmed and ratified in writing by such Participating Equity Holder.

(b) The power of attorney and all authority conferred under Section 6.2(a) shall be irrevocable and be deemed coupled with an interest and shall not be terminated by any act of any Participating Equity Holder, by operation of law, by such Participating Equity Holder’s death or disability or any other event. Without limiting the foregoing, the power of attorney shall be to ensure the performance of a special obligation and, accordingly, each Participating Equity Holder, by virtue of the approval of the Merger by the Necessary Stockholder Approval and the adoption of this Agreement (and without any individual act of such Participating Equity Holder), renounces such Participating Equity Holder’s right to renounce this power of attorney unilaterally any time before the termination of all obligations of the Participating Equity Holder s hereunder or under any Representative Ancillary Agreement.

(c) By virtue of the approval of the Merger by the Necessary Stockholder Approval and the adoption of this Agreement (and without any individual act of such

Participating Equity Holder), each Participating Equity Holder waives any and all defenses which may be available to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement or any Representative Ancillary Agreement.

(d) The Representative agrees to be bound by all obligations of the Representative under this Agreement or any Representative Ancillary Agreement and shall take any and all actions from and after the Effective Time which the Representative believes are necessary or appropriate under this Agreement or any Representative Ancillary Agreement for and on behalf of the Participants, including defending all indemnity claims pursuant to Section 12.1 (each, an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding Indemnity Claims, dealing with Parent, AcquisitionCo and the Company under this Agreement and the Representative Ancillary Agreements with respect to all matters arising hereunder or thereunder, taking any and all other actions of the Representative specified in or contemplated by this Agreement or any the Representative Ancillary Agreement and engaging counsel and accountants in connection with the foregoing matters. Without limiting the generality of the foregoing, by virtue of the approval of the Merger and the adoption of this Agreement (and without any individual act of such Participating Equity Holder), each Participating Equity Holder grants the Representative full power and authority to interpret all the terms and provisions of this Agreement and the Representative Ancillary Agreements and to consent to any amendment hereof or thereof on behalf of such Participating Equity Holder and its successors; provided, however, that any such amendment that would adversely affect a Participating Equity Holder disproportionately more than any other Participating Equity Holder shall not be effective against such Participating Equity Holder without such Participating Equity Holder’s prior written consent thereto.

Section 6.3 Indemnification of Representative; Expenses.

(a) The Representative shall not be liable in connection with the performance by the Representative of the Representative’s duties pursuant to this Agreement or any Representative Ancillary Agreement, except for the Representative’s own willful misconduct or gross negligence. By virtue of the approval of the Merger by the Necessary Stockholder Approval and the adoption of this Agreement (and without any individual act of such Participating Equity Holder) and, with respect to each Participant that is a member of Company Management, by virtue of the execution and delivery of the Representative Appointment by such Participant, each Participant agrees that the Representative (i) may authorize payment of any Losses or expenses that may be incurred by the Representative as a result of the Representative’s performance of the Representative’s duties under this Agreement or any Representative Ancillary Agreement from the Stockholder Fund and (ii) shall be indemnified and held harmless by each Participant severally but not jointly based on such Participant’s pro rata share of the aggregate consideration payable to the Participants pursuant to Section 2.1, from all Losses and expenses that may be incurred by the Representative as a result of the Representative’s performance of the Representative’s duties under this Agreement or any Representative Ancillary Agreement; provided, however, that the Representative shall not be entitled to payment of or indemnification for Losses and expenses that result from any action taken or omitted by the Representative as a result of the Representative’s willful misconduct or gross negligence.

(b) Except as otherwise expressly provided herein or in any Representative Ancillary Agreement, the Representative shall be responsible for all fees, costs and expenses incurred by the Representative in connection with acting in the capacity of representative, agent or attorney-in-fact under this Agreement and the Representative Ancillary Agreements, including any fees, costs and expenses incurred by the Representative in accordance with Section 6.5; provided, however, that the Representative is not obligated to incur any fees, costs or expenses in excess of the Stockholder Fund Amount, plus the earnings, if any, thereon as set forth in the Escrow Agreement.

Section 6.4 Reasonable Reliance. In the performance of the Representative’s duties under this Agreement or any Representative Ancillary Agreement, the Representative shall be entitled to rely upon any document or instrument reasonably believed by the Representative to be genuine, accurate as to content and signed by any Participant, the Company, AcquisitionCo or Parent. The Representative may assume that any Person purporting to give any notice in accordance with the provisions of this Agreement or any Representative Ancillary Agreement has been duly authorized to do so.

Section 6.5 Replacement of Representative; Termination.

(a) Prior to the Effective Date, the Representative may resign at any time by giving fifteen days written notice to Parent and the Company; provided, however, that such resignation shall not be effective unless and until a successor Representative has been appointed and accepts such position and the terms hereof and of any Representative Ancillary Agreement. In such event, the Participating Equity Holders holding Shares in respect of which at least a majority of the Closing Merger Consideration is to be paid as of the date of such notice shall appoint a successor Representative. Prior to the Effective Date, if the Representative becomes bankrupt, insolvent or ceases to exist or, in the case of a successor Representative that is a natural Person, dies or is otherwise unable to perform the Representative’s obligations under this Agreement, then the Participating Equity Holders holding Shares in respect of which at least a majority of the Closing Merger Consideration is to be paid as of the date of such notice shall appoint a successor Representative reasonably acceptable to Parent

(b) After the Effective Date, the Representative may resign at any time by giving thirty days’ written notice to Parent and the Participants; provided, however, that such resignation shall not be effective unless and until a successor Representative has been appointed and accepts such position and the terms hereof and of any Representative Ancillary Agreement. In such event, the Participants holding, in the aggregate, a majority of the interest in the Escrow Fund shall appoint a successor Representative; provided, however, in the event such Participants shall fail to appoint a successor Representative within thirty days of the Representative’s written notice of resignation to the Participants, the Representative shall appoint its successor. After the Closing Date, if the Representative becomes bankrupt, insolvent or ceases to exist or, in the case of a successor Representative that is a natural Person, dies or is otherwise unable to perform the Representative’s obligations under this Agreement, then the Participants holding, in the aggregate, a majority of the interest in the Escrow Fund, shall appoint a successor Representative.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITIONCO

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and AcquisitionCo hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date and agree as follows:

Section 7.1 Organization; Capitalization of AcquisitionCo. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AcquisitionCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AcquisitionCo was organized solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with this Agreement. The authorized capital of AcquisitionCo consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares have been issued and are outstanding and none are held as treasury shares. All of the outstanding shares of capital stock of AcquisitionCo are validly issued, fully paid and nonassessable and owned of record and beneficially by Parent, free from all Encumbrances.

Section 7.2 Authority; Conflicts.

(a) Parent has all requisite power and authority to execute and deliver this Agreement and each of the Parent Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Parent Ancillary Agreements by Parent have been duly authorized and do not require any further authorization or consent of Parent or its stockholders. This Agreement has been duly authorized, executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by each of the Company, AcquisitionCo and of the Representative) is a legal, valid and binding agreement of Parent enforceable in accordance with its terms, and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Parent enforceable in accordance with its terms, in each case, subject to the General Exceptions.

(b) AcquisitionCo has all requisite power and authority to execute, deliver and perform this Agreement and each of the AcquisitionCo Ancillary Agreements. The execution, delivery and performance of this Agreement and each Acquisition Ancillary Agreement by AcquisitionCo have been duly authorized and approved by its board of directors and, except for the approval of this Agreement by Parent in accordance with Section 8.2 and the filing of the certificate of merger as contemplated by Section 4.2(b), no other corporate proceedings on the part of AcquisitionCo are necessary to authorize this Agreement or any of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by AcquisitionCo and (assuming the valid authorization, execution and delivery of this Agreement by each of the Company, Parent and the Representative) is a legal, valid and binding obligation of AcquisitionCo enforceable in accordance with its terms, subject to the General Exceptions.

(c) Except as set forth on Schedule 7.2(c), neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements or any of the AcquisitionCo Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Parent’s or AcquisitionCo’s assets, under (A) the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of AcquisitionCo, (B) any material note, instrument, Contract, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Parent or AcquisitionCo is a party or any of their respective assets or business is subject or by which either Parent or AcquisitionCo is bound, (C) any Court Order to which either Parent or AcquisitionCo is a party or by which any of their respective assets or business is subject or by which either Parent or AcquisitionCo is bound or (D) any Requirements of Law affecting either Parent or AcquisitionCo or their respective assets or business; or

(ii) subject to the accuracy of the Company’s representations and warranties set forth in Section 5.4, and assuming that the transactions contemplated by this Agreement do not meet the “size-of-person” test under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, require the approval, consent, authorization or act of, or the making by the Parent or AcquisitionCo of any declaration, filing or registration with, any Person, except for the filing of the certificate of merger as contemplated by Section 4.2(b) with the Secretary of State of the State of Delaware.

Section 7.3 Litigation. There are no Actions pending or, to the Parent’s knowledge, threatened against the Parent or to which the Parent is a party or by which the Parent or any of its assets or properties is bound that relate to this Agreement or any Parent Ancillary Agreement or any action taken or to be taken by the Parent in connection herewith or therewith, in each case which would reasonably be expected to impair the ability of Parent to consummate, or which seek to enjoin, prevent, alter or delay, or obtain monetary damages in respect of, any of the transactions contemplated by this Agreement or any Parent Ancillary Agreement. The Parent is not subject to any Court Order that seeks to enjoin, prevent, alter, delay or obtain money damages in respect of any of the transactions contemplated by this Agreement or any Parent Ancillary Agreement.

Section 7.4 No Finder. Neither Parent, AcquisitionCo nor any Person acting on behalf of Parent or AcquisitionCo has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 7.5 Funds. Parent will have at the Closing the funds necessary to make all of the payments in full in accordance with Section 4.2(a) of this Agreement.

Section 7.6 Information. Each of Parent and AcquisitionCo has had the opportunity to ask questions of and receive answers from representatives of the Company concerning the assets, business, operations, liabilities, profits, prospects and financial condition of the Company, and it has reviewed copies of such documents and other information as it has deemed necessary or appropriate in order to make an informed decision with respect to the execution and delivery of this Agreement, the Parent Ancillary Agreements and the AcquisitionCo Ancillary Agreements, as applicable, and the consummation of the transactions contemplated hereby or thereby.

Section 7.7 Acknowledgment. Each of Parent and AcquisitionCo acknowledges and agrees that no representation, warranty or guaranty has been given or made by or on behalf of the Company that (a) any research program heretofore conducted by the Company, including without limitation, its programs relating to [*], (i) will result in any compound that can be tested in human clinical trials in accordance with Requirements of Law or, (ii) if it results in a compound that can be tested in human clinical trials in accordance with Requirements of Law, will result in any compound that is safe or efficacious, or (b) such clinical trials will be successful or will result in the approval of any such compound for use in human beings in accordance with Requirements of Law.

ARTICLE VIII

ACTION PRIOR TO THE EFFECTIVE TIME

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Effective Time:

Section 8.1 Written Consents.

(a) The Company shall, through its board of directors, recommend to its Stockholders approval of the Merger and the adoption of this Agreement; provided that the foregoing shall in no way limit the obligations of the Company’s board of directors to provide full and accurate disclosure of all developments to its Stockholders if the board of directors determine (after consultation with its independent legal counsel) that such disclosure is required in order for the board of directors to comply with its fiduciary duties under Delaware law.

(b) Promptly following the execution and delivery hereof, the Company shall prepare and distribute to Stockholders holding at least the number and class of Shares sufficient to provide the Necessary Stockholder Approval an irrevocable written consent of Stockholders approving the Merger and adopting this Agreement and waiving any appraisal rights under Section 262 of the DGCL with respect thereto and waiving (pursuant to Sections 8.23 and 9.3 of the Company Stockholders Agreement) the right of each holder of Series C Preferred Stock to receive advance notice of written consent pursuant to Section 8.23 of the Company Stockholder Agreement (such waiver, being referred to herein as the “Notice Waiver”), in a form reasonably acceptable to Parent (the “Written Consent”) in accordance with the applicable Requirements of Law, the Company Charter, the Company Bylaws and the Company Stockholders Agreement. Subject to Section 8.12(d), the Company agrees to use its reasonable best efforts to cause such Stockholders to execute the Written Consent and deliver such executed Written Consent to the Company within [*] following the execution and delivery hereof. Upon obtaining the Necessary

Stockholder Approval, the Company shall so notify the Parent and shall provide to Parent a certificate of the Company’s secretary certifying as to such vote.

(c) After the receipt by the Company of Written Consents executed by Stockholders sufficient to satisfy the Necessary Stockholder Approval, the Surviving Corporation shall, in accordance with applicable Requirements of Law, including Section 228 and 262 of the DGCL, the Company Charter, the Company Bylaws and the Company Stockholders Agreement, promptly send an information statement to each Stockholder that has not theretofore executed the Written Consent notifying him, her or it that (i) action has been taken by less than unanimous written consent of the Stockholders, (ii) this Agreement and the Merger was approved and (iii) appraisal rights are available pursuant to Section 262 of the DGCL. Such notice shall be in a form reasonably acceptable to Parent and shall at all relevant times be in compliance with Section 262 of the DGCL and Requirements of Law.

Section 8.2 Action by Parent. Parent, as the sole stockholder of AcquisitionCo, shall take such actions as may be necessary to approve the Merger and adopt this Agreement as required by the certificate of incorporation and bylaws of AcquisitionCo and the DGCL.

Section 8.3 Access to Information. Subject to applicable Requirements of Law, including Requirements of Law relating to the protection of Personal Data and privacy, the Company shall afford to the officers, employees and authorized representatives of Parent (including independent public accountants, financial advisors, environmental consultants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of the Company to the extent Parent shall reasonably deem necessary or desirable and shall furnish to Parent or its authorized representatives such additional information concerning the Company as shall be reasonably requested, including all such information as shall be necessary to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with and to determine whether the conditions set forth in Article X have been satisfied. Parent agrees that such investigation shall be conducted in such a manner as to not interfere unreasonably with the operations of the Company.

Section 8.4 Notice of Certain Events. Each party hereto shall promptly notify the other parties hereto of any Action that shall be instituted or, to the knowledge of such party, threatened against such party to restrain, prohibit or otherwise challenge the legality, validity or fairness of any transaction contemplated by this Agreement. The Company shall promptly notify Parent of (a) any Action that shall be instituted or, to the Knowledge of the Company, threatened against the Company that would have been listed on Schedule 5.13 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof and (b) any other event or matter that becomes known to the Company and would cause any other representation or warranty contained in Article V to be untrue in any material respect or any covenant contained in this Agreement to be breached in any material respect. Any notification, and any information received by Parent, pursuant to Section 8.3 or this Section 8.4, shall not constitute a waiver by Parent of any rights it may have under this Agreement.

Section 8.5 Consents of Third Parties; Governmental Approvals.

(a) The Company will act diligently and reasonably to secure, before the Effective Time, the consent, approval or waiver, in form and substance reasonably satisfactory to Parent, from any party to any Company Agreement required to be obtained to permit the consummation of the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 10.5 or that are otherwise necessary to prevent a Material Adverse Effect; provided that (i) neither the Company nor Parent shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals and (ii) the Company shall not make any agreement or understanding affecting its assets or business as a condition for obtaining any such consents or waivers except, in any such case, with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. During the period prior to the Closing Date, Parent shall act diligently and reasonably to cooperate with the Company to obtain the consents, approvals and waivers contemplated by this Section 8.5(a).

(b) During the period prior to the Effective Time, the parties hereto shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Governmental Permits to Parent, to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Sections 10.5 and 11.3; provided that the Company shall not make any agreement or understanding affecting its assets or business as a condition for obtaining any such consents or approvals except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor Parent shall be obligated to contest any action or decision taken by any Governmental Body challenging the consummation of the transactions contemplated by this Agreement and (ii) in no event shall Parent be required to (A) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of the Company or Parent or any Affiliate of Parent or (B) terminate existing relationships, contractual rights or obligations to avoid, prevent or terminate any action by any Governmental Body which would challenge the consummation of the transactions contemplated by this Agreement.

Section 8.6 Conduct of Business Prior to the Effective Time.

(a) Except as expressly contemplated by this Agreement, the Company shall operate and carry on its business only in the ordinary course consistent with past business practices and substantially as currently operated. Consistent with the foregoing, the Company shall use commercially reasonable efforts consistent with past practice to keep and maintain its assets and properties in good operating condition and repair (subject to normal wear and tear) and to preserve, maintain the value of, renew, extend and keep in full force and effect all Intellectual Property of the Company, and to maintain its business organization intact and to preserve the goodwill of the material Company Suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company (except, in each case, with the express prior written approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed).

(b) Except as expressly required by this Agreement, set forth on Schedule 8.6, or with the express prior written approval of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not:

(i)(A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its Stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than any issuances of its securities upon the exercise of any Company Stock Options or Company Warrants outstanding on the date of this Agreement to purchase such securities or upon the conversion of any outstanding convertible securities that are convertible into such securities) or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof;

(ii) make any change in its line of business;

(iii) amend the Company Charter, the Company Bylaws or the Company Stockholders Agreement;

(iv) issue, grant, sell, redeem, repurchase or encumber any Shares or other securities of the Company; issue, grant, sell, redeem, repurchase or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any Shares or other securities of the Company or make any other changes in the equity capital structure of the Company;

(v) make any capital expenditure or enter into any Contract or commitment therefor, other than capital expenditures or commitments for capital expenditures in the ordinary course of business consistent with past business practices in an aggregate amount not to exceed $[*];

(vi) other than in the ordinary course of business consistent with the Company’s past business practices, (A) enter into any Contract or other instrument which would have been required to be set forth on Schedule 5.9(a), Schedule 5.10, 5.11(c), 5.14 or 5.17(a) if in effect on the date hereof, (B) enter into any Contract which requires the giving of notice to, or the consent or approval of, any third party to consummate the transactions contemplated by this Agreement, (C) make any modification to any existing Company Agreement or to any Governmental Permit or (D) waive, release or assign any rights or claims under, fail to take a required action under, or commit any default under, any Company Agreement;

(vii) enter into any Contract for the purchase, lease (as lessee) or other occupancy of real property or exercise any option to purchase real property or any option to extend a lease listed on Schedule 5.9(a);

(viii) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of the Company, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past business practices and other than Permitted Encumbrances;

(ix) cancel any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past business practices;

(x) create, incur or assume, or agree to create, incur or assume, any Indebtedness or enter into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13);

(xi) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected, other than in the ordinary course of business consistent with past business practices;

(xii) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date, or the date when such liability would have been paid or the dates when the same would have been collected, other than in the ordinary course of business consistent with past business practices;

(xiii) allow the levels of raw materials, supplies or work in process of the Company to vary in any material respect from the levels customarily maintained by the Company unless the maintenance of such levels such materials, supplies or work in process are not necessary for the Company to conduct its business substantially as currently conducted;

(xiv) make, or agree to make, any payment of cash or distribution of assets to the Stockholders;

(xv) alter (other than as required by existing Contracts listed on Schedule 5.17(k)) the compensation payable to any officer, manager, non-employee member of the board of directors or consultant of the Company, or any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to officers, managers, non-employee members of the board of directors or consultants of the Company, or enter into any new Contract with any officer, manager, non-employee member of the board of directors or consultant of the Company with respect to such compensation or benefits;

(xvi) with respect to employees other than officers, managers or consultants, (A) alter the compensation of any employees of the Company, except as required by existing Contracts listed on Schedule 5.17(k), (B) alter any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to such employees of the Company, except as required by existing Contracts listed on Schedule 5.17(k), or (C) enter into a new Contract with any employee of the Company with respect to such compensation or benefits;

(xvii) make any change in the accounting principles and practices used by the Company applied in the preparation of the financial statements contained on Schedule 5.4, except as required by U.S. GAAP;

(xviii) prepare or file any Tax Return inconsistent with past business practices or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except as otherwise required by Requirements of Law;

(xix) fail to (A) maintain any Owned Intellectual Property or any Licensed Intellectual Property, or (B) enforce any Licensed Intellectual Property for which the Company has the contractual right to enforce or any Owned Intellectual Property;

(xx)(A) make any submissions to, or correspond with, the FDA relating to the conduct or design of clinical trials sponsored or proposed by the Company or involving any Products, including those related to new trials or changes or amendments to protocols or clinical trial documents for an existing trial, and clinical holds or regarding any other matter, or (B) make any submissions to, or correspond with, any Institutional Review Board regarding a clinical trial sponsored or proposed by the Company or involving any Products, including those related to new trials or changes or amendments to the protocol or clinical trial documents for an existing trial, and clinical holds;

(xxi) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the capital stock of, or by any other manner, any business or any other Person or any division thereof, or (B) any assets, other than in the ordinary course of business, that are material to the Company;

(xxii) pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business; or

(xxiii) enter into any Contract or commitment to take any action prohibited by this Section 8.6(b).

(c) Subject to Section 2.3 and to the deduction of all applicable withholding taxes pursuant to Section 3.7, prior to the Closing Date, the Company shall pay, or cause to be paid, the Aggregate Employee Bonus Amount (if any) of up to $[*] by wire transfer of immediately available funds to the Company employees set forth on Schedule 8.6(c) and in the corresponding amounts calculated as set forth on Schedule 8.6(c).

Section 8.7 Notification by the Company of Certain Matters. During the period from the date hereof until the Effective Time, the Company will promptly advise Parent in writing of (a) any Material Adverse Effect, (b) any written notice from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (c) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default at or prior to the Effective Time to the Knowledge of the Company.

Section 8.8 Company Stock Options, Company Warrants and Management Incentive Payment Amount.

(a) Prior to the Effective Time, the Company shall terminate the Company’s 2009 Stock Option Plan, 1999 Stock Option Plan and any other stock-based incentive plan or arrangement providing for compensation or consideration wholly or partially in the form of shares of Company Common Stock or any other capital stock of the Company (collectively, the “Stock Option Plans”), and shall grant no additional Company Stock Options, awards or rights under the Stock Option Plans or otherwise on or after the date of this Agreement.

(b) Prior to the Effective Time, the Company shall, in accordance with the terms of the applicable Stock Option Plan, provide written notice (in form and substance satisfactory to Parent) to each holder of Company Stock Options (each, an “Option Holder”), which notice shall notify each such holder that (i) each of such holder’s outstanding Company Stock Options must be exercised prior to the Effective Time for any or all of the shares of Company Common Stock at the time subject to that option, with each such purchased share to be fully vested, and to the extent any such Company Stock Option is not so exercised, such Company Stock Option shall be canceled and terminated at the Effective Time and (ii) the exercise of such holder’s outstanding Company Stock Options would result in a loss to such holder based on the per share value of the consideration being paid in connection with the Merger. Prior to the Effective Time, the board of directors of the Company shall adopt appropriate resolutions and the board of directors of the Company and the Company shall take all other actions necessary to cause each such Company Stock Option to be canceled and terminated in accordance with the foregoing. In no event shall the Option Holders have any right or entitlement to receive any payment or other consideration for their canceled Company Stock Options.

(c) Prior to the Effective Time, the board of directors of the Company shall adopt appropriate resolutions and the Company shall take all actions necessary to make lawful and adequate provision whereby the Series B Warrant outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time and the holder of the Series B Warrant (the “Series B Warrant Holder”) shall, upon the achievement of the Contingent Merger Consideration Milestone, have the right thereafter (regardless of the expiry in accordance with its terms of the Series B Warrant), to receive, each time any Contingent Merger Consideration is payable under this Agreement, and each time any amounts are released from the Escrow Fund pursuant to this Agreement, an amount equal to the sum of the new excess, if any, of the following, calculated on a cumulative basis: (A) the product of (I) the number of shares of Series B Preferred Stock subject to the Series B Warrant and (II) the sum of (1) the portion of the Contingent Merger Consideration that each share of Series B Preferred Stock is entitled to receive pursuant to Section 2.1(c)(i)(B) plus (2) the portion of the Escrow Fund that each share of Series B Preferred Stock is entitled to receive upon the release of any amounts from the Escrow Fund pursuant to Section 2.1(d)(ii), over (B) the aggregate exercise price for all Series B Warrants. Notwithstanding the foregoing, it is understood and agreed that in the event that the Series B Warrant Holder waives its rights, if any, to receive (x) any Contingent Merger

Consideration in respect of the Contingent Merger Consideration Milestone the achievement of which occurs after the expiry of the Series B Warrant or (y) any amounts deposited into the Escrow Fund that are released from the Escrow Fund after the expiry of the Series B Warrant, then the amount payable to the Series B Warrant Holder with respect to the applicable Contingent Merger Consideration or the applicable amount released from the Escrow Fund, as applicable and in each case after such expiry date, shall be zero.

(d) Prior to the Effective Time, the board of directors of the Company shall adopt appropriate resolutions and the Company shall take all other actions necessary to cause each Series C Warrant that is outstanding immediately prior to the Effective Time to be canceled as of the Effective Time and be converted into the right of the holder of such Series C Warrant (the “Series C Warrant Holder”) to receive following the Effective Time, an amount equal to the excess, if any, of (i) the product of (A) the number of shares of Series C Preferred Stock subject to such Series C Warrant and (B) the portion of the Closing Merger Consideration that each share of Series C Preferred Stock is entitled to receive pursuant to Section 2.1(c)(i)(A) over (ii) the aggregate exercise price for all Series C Warrants. All such Series C Warrants, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(e) Prior to the Closing, the Company shall take any such lawful action, as may be necessary or appropriate to give effect to this Section 8.8.

(f) From and after the date of this Agreement, the Company shall not make any further awards under the 2007 Management Incentive Plan or take any other action with respect to existing awards under such plan or the Continuing Chairman Agreement that would result in an increase to the aggregate amount of the Management Incentive Payment Amount.

Section 8.9 Closing Calculation Certificate.

(a) At least three Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a certificate (in a form reasonably satisfactory to Parent) duly executed on behalf of the Company by the duly authorized Chief Executive Officer or any Senior Vice President of the Company who is a duly appointed and duly authorized officer of the Company (the “Estimated Closing Calculation Certificate”) setting forth Company’s good faith estimates of (a) the Cash Amount, (b) the Warrant Closing Amount, (c) the Transaction Costs and the Transaction Cost Amount, and (d) the current Management Incentive Payment Amount and the Management Incentive Payment Tax Amount (indicating, in each case, the proper recipients and allocation thereof), (e) the respective amounts payable at the Closing to each Stockholder, each Series C Warrant Holder and each member of Company Management (and, with respect to each Stockholder (regardless of whether such Stockholder is entitled to receive any Closing Merger Consideration), the mailing address, the number, class and series of the Shares owned by such Stockholder, the amounts payable with respect to each such class and series, and the certificate number or numbers corresponding to such Shares) and (f) the amount of Indebtedness of the Company (including any pre-payment penalties or change of control premiums or penalties, make-whole amounts or similar payments required in connection with the Merger or prepayment or early termination of such Indebtedness). The Estimated Closing Calculation Certificate shall be accompanied by (x) wire transfer instructions for the payments to be made pursuant to Sections 4.2(a)(i) and (ii), (y) an unaudited balance sheet of the Company as of the last calendar day of the last full month ended immediately prior to the anticipated Closing Date and the related statements of operations and cash flows for the period from January 1, 2010 through the date of such balance sheet and (z) a spreadsheet showing with reasonable specificity the basis for the calculation of each of the amounts referred to in subclauses (a) to (f) of this Section 8.9(a).

(b) On the Closing Date, the Company shall deliver to Parent a certificate (in a form reasonably satisfactory to Parent) duly executed on behalf of the Company by the Chief Executive Officer or any Senior Vice President of the Company who is a duly appointed and duly authorized officer of the Company (the “Closing Calculation Certificate”) certifying as to (a) the Cash Amount, (b) the Warrant Closing Amount, (c) the Transaction Costs and the Transaction Cost Amount, (d) the Management Incentive Payment Amount and the Management Incentive Payment Tax Amount (indicating, in each case, the proper recipients and allocation thereof), (e) the respective amounts payable at the Closing to each Stockholder, each Series C Warrant Holder and each member of Company Management (and, with respect to each Stockholder (regardless of whether such Stockholder is entitled to receive any Closing Merger Consideration), the mailing address, the number, class and series of the Shares owned by such Stockholder, the amounts payable with respect to each such class and series, and the certificate number or numbers corresponding to such Shares) and (f) all Indebtedness of the Company having been repaid in full, including any pre-payment penalties or change of control premiums or penalties, make-whole amounts or similar payments required in connection with the Merger or prepayment or early termination of such Indebtedness. The Closing Calculation Certificate shall be accompanied by a spreadsheet showing with reasonable specificity the basis for the calculation of each of the amounts referred to in subclauses (a) to (f) of this Section 8.9(b) and applicable invoices for the Company for the Transaction Costs (each of which invoices shall specify that such invoice represents the final invoice of such vendor in connection with the transactions contemplated by this Agreement (except for the further invoices to be rendered by PJ Solomon in accordance with their engagement letter, relating to future payments of consideration under this Agreement)).

Section 8.10 Subsequent Financial Statements. Prior to the Effective Date, the Company shall deliver to Parent, not later than ten Business Days after the end of each calendar month and in the form customarily prepared by the Company, the unaudited financial statements of the Company, including an income statement and balance sheet, for the month then ended and for the period from January 1, 2010 to the end of such month.

Section 8.11 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent, AcquisitionCo and the Company and the respective boards of directors of AcquisitionCo and the Company shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.12 No Solicitation. From and after the date of this Agreement and prior to the Effective Time the Company agrees that:

(a) [*]

Section 8.13 280G Approval. Prior to the Effective Time, the Company shall submit to its Stockholders, for approval (in a manner and with a disclosure document satisfactory to Parent) by a vote of such Stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code (the “Requisite 280G Vote”), any such payments or other benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “excess parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder), such that, if the Requisite 280G Vote is received approving such payments and benefits, such payments and benefits shall not be deemed to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such Requisite 280G Vote, the Company shall obtain, from each person who the Company or Parent reasonably believes to be with respect to the Company a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver (in form and substance reasonably satisfactory to Parent) pursuant to which such person agrees to waive any and all right or entitlement to such parachute payment, to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder. Such waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the Requisite 280G Vote for such item is obtained.

Section 8.14 Connecticut Transfer Act Filings. The Company shall prepare and deliver to Parent, who shall have the right to comment on and approve the content of such forms and such filings, within one Business Day after the date hereof a Form I (as contemplated in the CTA) along with all applicable filings required to be made with CDEP pursuant to the CTA in connection with the transactions contemplated by this Agreement with respect to any business operation, facility or real property which is owned, leased or operated by the Company and located in the State of Connecticut and subject to the CTA (provided that Parent shall have the right to comment on and approve the content of such forms and such filings, it being understood that the Surviving Corporation shall be solely responsible and liable for filing the form under the CTA).

Section 8.15 [*]

Section 8.16 Drag-Along Rights Under Company Stockholders Agreement. If the provisions of the Drag-Along Right (as such term is defined in the Company Stockholders Agreement) has been invoked by the requisite parties to the to the Company Stockholders Agreement, then on behalf of such stockholders and to the fullest extent permitted by the Company Stockholders Agreement, the Company shall use its commercially reasonable efforts to cause the Shareholders (as defined thereunder) to vote in favor of the adoption of this Agreement (to the extent any of them have not already done so), even after the Necessary Stockholder Approval is obtained; provided that the parties hereby agree that the receipt by the Company of any such votes is not a condition precedent to the Closing and that the Closing hereunder shall be held as promptly after the satisfaction or waiver of the conditions set forth in Articles X (including the performance by the Company of the covenant provided for in this Section 8.16) and XI without waiting for expiration of any notice period for such Drag-Along Rights. The

Company shall provide periodic updates to the Parent of the status of such efforts, in reasonable detail.

Section 8.17 Release Agreements. The Company shall use its commercially reasonable efforts to cause any Participating Equity Holder that has not signed a Release Agreement to sign a Release Agreement at or prior to the Closing.

Section 8.18 Terminations. The Company shall use its reasonable best efforts to terminate each of the agreements listed on Schedule 4.5(l).

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1 Tax Matters.

(a) Liability for Taxes. Pursuant to Article XII, and solely from the Escrow Fund, each Parent Group Member shall be indemnified and held harmless from and against, any and all Losses and Expenses suffered, incurred or sustained by any such Parent Group Member relating to, in connection with or arising from (i) all Taxes imposed on the Company, or for which the Company may otherwise be liable, as a result of having been a member of a Company Group (including Taxes for which the Company may be liable pursuant to Treas. Reg. § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group) on or prior to the Effective Date, (ii) all Transfer Taxes imposed on the Participating Equity Holders, and (iii) all Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period that ends on or before the Effective Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Effective Date (including, without limitation, any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any Company Group); [*]. For purposes of this Section 9.1(a), whenever it is necessary to determine the liability for income or sales Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Effective Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Effective Date and the other which began at the beginning of the day following the Effective Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Effective Date and the amount of any other Taxes of the Company shall be allocated between such two taxable years based upon a fraction, the numerator of which is the number of days in the portion of the year being determined and denominator of which is the number of days in the year. In the event that Parent makes an election under Section 338 of the Code with respect to the acquisition of the Company hereunder, then the deemed sale by the Company of its assets pursuant to such election shall be treated for purposes of this Section 9.1(a) as having taken place after the Effective Date. Parent shall indemnify and hold harmless the Participating Equity Holders from any additional Tax recognized by such Participating Equity Holders solely as a result of such election under Section 338 of the Code.

(b) Assistance and Cooperation. After the Effective Date, Representative and Parent shall (and shall cause their respective Affiliates to) (i) timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to sales, transfer and similar Taxes, (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 9.1, and in connection therewith, provide the other party with any necessary powers of attorney, (iii) cooperate fully in preparing for and defending any audits of, or disputes with Governmental Bodies regarding, any Tax Returns of the Company, (iv) make available to the other and to any Governmental Body as reasonably requested all information, records, and documents relating to Taxes of the Company, (v) furnish the other with copies of all correspondence received from any Governmental Body in connection with any Tax audit or information request with respect to any such taxable period and (vi) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any Transfer Taxes.

(c) Tax Returns. The Company shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company on or before the Effective Date and the Company shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Parent shall prepare and file or cause to be prepared and filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and the Surviving Corporation after the Effective Date consistent with the positions taken, elections made and methods used by the Company in preparing Tax Returns filed in prior periods to the extent an inconsistent position would cause the Participating Equity Holders to be liable to indemnify Parent Group Members pursuant to paragraph (a) of this Section 9.1, and Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Parent shall permit the Representative to review each Tax Return that covers a pre-Effective Date Tax period or any Straddle Period. The Representative shall have thirty days to review and comment on each such Tax Return with respect to items affecting the Tax liabilities of the Company for which Parent Group Members are entitled to be indemnified pursuant to paragraph (a) of this Section 9.1 prior to the filing thereof and Parent and the Surviving Corporation shall make such revisions as reasonably requested by the Representative. Neither Parent nor the Surviving Corporation shall, without the prior written consent of the Representative, file or cause to be filed an amended Tax Return of file a Tax Return for any Tax period (other than the initial filing of the Straddle Period return), to the extent that such filing, if accepted, might change the Tax liability of the Participating Equity Holders.

(d) Contest Provisions.

(i) Parent shall notify Representative in writing upon receipt by Parent, a Parent Group Member or, after the Effective Date, the Surviving Corporation of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which Parent Group Members are entitled to be indemnified pursuant to paragraph (a) of this Section 9.1; provided, that failure to comply with this provision shall not affect a Parent Group Member’s right to indemnification hereunder except to the extent such failure materially impairs Representative’s ability to contest any such Tax liabilities on behalf of the Participating Equity Holders.

(ii) Subject to paragraph (d)(iii) of this Section 9.1 below, the Representative shall have the sole right to represent the Surviving Corporation’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities for which Parent Group Members are entitled to be indemnified pursuant to paragraph (a) of this Section 9.1 and which relate to taxable periods ending on or before the Effective Date, and to employ counsel of the Representative’s choice; provided, however, that the Representative shall have no right to represent the Surviving Corporation’s interests in any Tax audit or administrative or court proceeding unless the Representative shall have first notified Parent in writing (A) of the Representative’s intention to do so, (B) of the identity of counsel, if any, chosen by the Representative in connection therewith, and (C) that the Representative agrees with Parent that the Parent Group Member shall be entitled to indemnification for any Losses and Expenses relating to Taxes that result from such audit or proceeding subject to, and in accordance with, Article XII; provided further that Parent and its representatives shall be permitted, at Parent’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, the Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Parent Group Member, the Company or any Affiliate thereof for any period after the Effective Date to any extent without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Parent shall have the sole right to represent the Surviving Corporation’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which the Representative has such right pursuant to paragraph (d)(ii) of this Section 9.1 and to employ counsel of Parent’s choice at Parent’s expense. Parent shall have the sole right to defend the Surviving Corporation with respect to any issue arising in connection with any Tax audit or administrative or court proceeding to the extent Parent shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue. Parent shall not be entitled to settle, either administratively or after commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of the Participating Equity Holders without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv) Nothing herein shall be construed to impose on Parent any obligation to defend the Company in any Tax audit or administrative or court proceeding, but Parent shall assist the Representative to the extent it is necessary to allow the Representative to initiate a defense of the Company in any Tax audit or legal proceeding.

Section 9.2 Transferred Employees.

(a) With respect to Transferred Employees, in the event that Parent transitions any such Transferred Employees to benefit plans, programs or arrangements of Parent or any of its Affiliates, then to the extent permitted under each applicable plan, Parent will, or will cause its Affiliates to, [*].

(b) During the period from the date of this Agreement to the Effective Time, to the extent permitted under applicable Requirements of Law, including Requirements of Law relating to the protection of Personal Data and privacy, (i) the Company shall provide Parent with reasonable access to employee information and (ii) the Company shall provide any assistance and information (including initial employment dates, termination dates, reemployment dates, hours of service, compensation and Tax withholding history in a form that shall be usable by Parent) as may be reasonably requested by Parent in connection with the foregoing, and such information shall be true and correct in all material respects.

(c) None of the Company or any of its officers, directors, employees, agents or representatives shall make any communication to any employee or independent contractor regarding any compensation or benefits to be provided after the Effective Time without the advance written approval of Parent.

(d) Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that nothing in this Agreement (i) is intended to create an employment related contract between Parent or the Surviving Corporation and any employee nor may any current or former employee rely on this Agreement as the basis for any breach of any employment related contract claim against Parent or the Surviving Corporation; (ii) shall be deemed or construed to require Parent or the Surviving Corporation to continue to employ any particular employee for any period after the Effective Time; (iii) shall be deemed or construed to limit the right of Parent or the Surviving Corporation to terminate the employment of any employee at any time after the Effective Time; (iv) shall be construed as establishing or amending any Company Benefit Plan, Contract or any other employment, compensation or employee benefit plan, program, arrangement or agreement or (v) is intended to create any rights or obligations except between the parties to this Agreement and no current or former employee, no beneficiary or dependent thereof, and no other person who is not a party to this Agreement, shall be entitled to assert any claims hereunder.

(e) Prior to the Closing Date, the Company shall take all necessary action reasonably requested by Parent to facilitate the merger of any and all Company Benefit Plans intended to include a Code Section 401(k) arrangement (collectively, the “Company 401(k) Plans”) with the Parent’s 401(k) Plan, the transfer of the assets of the Company 401(k) Plans to the trustee of the Parent’s 401(k) Plan and the investment of those assets in comparable collective investment funds available to participants in the Parent’s 401(k) Plan. Prior to the Closing Date, the Company shall provide Parent with a list of all participants in the Company 401(k) Plans, their account balances under those plans as of the most recent practicable date, the investment funds in which each account balance is invested, including the dollar amount invested in each such fund, the dollar amount and terms of any outstanding loans against such account balance, and the vested and unvested portion of each such account balance. The Company’s board of directors shall, prior to the Closing Date, adopt appropriate resolutions to facilitate the merger of the Company 401(k) Plans with the Parent’s 401(k) Plan and the related asset transfer. The form and substance of such resolutions shall be subject to review and approval of Parent.

Section 9.3 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following (and, for the purposes of clarification, Parent shall be responsible for any financial obligations of the Surviving Corporation under this Section 9.3):

(i) for [*] after the Effective Time, (A) indemnify and hold harmless each present (as of the Effective Time) and former [*] of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by applicable Requirements of Law or provided under the Company Charter, the Company Bylaws and the Company Indemnification Agreements (copies of which have been provided to Parent), in each case as in effect on the date hereof, and (B) advance to each Indemnified Person all expenses incurred in the defense of any claim, action, proceeding or investigation related to any such acts or omissions within [*] Business Days of receipt by Parent or the Surviving Corporation of a request therefor (together with invoices with respect to such expenses) from such Indemnified Person; provided that such indemnification and advances shall be subject to any limitation imposed from time to time under applicable Requirements of Law; and provided, further, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification; and

(ii) for [*] after the Effective Time, cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, and indemnification and advancement of expenses to Indemnified Persons that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement; provided that if any claim is asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified adversely to such persons until the final disposition of any such claims or except as may be required by law.

(b) Notwithstanding anything else to the contrary set forth herein, the Company may obtain a [*] prepaid “tail policy” (the “D&O Insurance”) and incur the cost of such D&O Insurance as a Transaction Cost prior to the Effective Time.

(c) The rights of each Indemnified Person under this Section 9.3 shall be in addition to (and not in substitution for) any other rights such Indemnified Person may have under the Company Charter, the Company Bylaws and the Company Indemnification Agreements or under applicable Requirements of Law, in each case as in effect on the date hereof, and are intended for the benefit of and shall be enforceable by such Indemnified Person and such Indemnified Person’s heirs, executors or similar representatives. The rights under this Section 9.3 shall survive consummation of the Merger and shall not be amended in a manner that is adverse to the Indemnified Persons without the consent of the Indemnified Persons affected thereby.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall make proper provision so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 9.3.

Section 9.4 Future Development.

(a) Diligence. Following the Closing, Parent (directly or through an Affiliate) shall use Commercially Reasonable Efforts to Develop [*].

(b) Limitation of Liability. In the event that Parent pays any indemnity under Section 12.2 in respect of a claimed breach of Section 9.4(a), payment by Parent of such amount shall be offset against any payment obligation of Parent arising thereafter under Section 4.6 in the event that the Contingent Merger Consideration Milestone is achieved; and provided, further, that notwithstanding any other provision of this Agreement, no such indemnity shall be payable (or claimed) in the event that Parent has paid the Contingent Merger Consideration.

(c) Operations. Subject to Section 9.4(a), following the Closing, Parent or its Affiliates, as the case may be, shall have complete discretion with respect to the Development of [*].

(d) Reporting. From time to time following the Closing, upon the reasonable written request of the Representative and subject to it giving confidentiality undertakings reasonably satisfactory to Parent, Parent shall provide Representative with a written report detailing the Development activities undertaken by Parent or its Affiliates with respect to [*].

(e) Survival. The obligations set forth in this Section 9.4 shall survive until the earliest of [*].

Section 9.5 [*]

Section 9.6 Patent Prosecution. [*]

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND ACQUISITIONCO

The obligations of Parent and AcquisitionCo under this Agreement shall, at the option of Parent and AcquisitionCo, be subject to the satisfaction or waiver, on or prior to the Effective Time, of the following conditions:

Section 10.1 No Misrepresentation or Breach of Covenants and Warranties.

(a) There shall have been no material breach by the Company in the performance of any of its covenants and agreements contained herein. Each of the representations and warranties of the Company contained or referred to herein shall be true and correct in all respects at the Effective Time as though made at the Effective Time (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall have been true and correct on that date, and except that if such representation and warranty is qualified by “materiality”, “in all material respects”, “Material Adverse Effect” or other similar qualifications, such representation or warranty shall be true and correct in all respects), except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; and there shall have been delivered to Parent and AcquisitionCo a certificate to such effect, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer or any Senior Vice President of the Company, who is a duly appointed and duly authorized officer of the Company.

(b) There shall have been no material breach by the Representative in the performance of any of its covenants and agreements contained herein. Each of the representations and warranties of the Representative contained herein shall be true and correct in all material respects at the Effective Time as though made at the Effective Time (except to the extent that any such representation or warranty relates to an earlier date, in which case, such representation or warranty shall have been true and correct on that date, and except that if such representation or warranty is qualified by “materiality”, “in all material respects” or other similar qualifications, such representation or warranty shall be true and correct in all respects); and there shall have been delivered to Parent and AcquisitionCo a certificate to such effect, dated the Effective Date, signed by a duly authorized officer of the Representative.

Section 10.2 No Material Adverse Effect. Between the date hereof and the Effective Time, there shall have been no change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and there shall have been delivered to Parent and AcquisitionCo a certificate to such effect, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer or any Senior Vice President of the Company, who is a duly appointed and duly authorized officer of the Company.

Section 10.3 No Restraint or Litigation. No Action by a Governmental Body shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and none of the Company, Parent, AcquisitionCo or the Representative shall have received written notice from any Governmental Body that it has determined to institute any Action to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated, or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated hereby.

Section 10.4 Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies that are required to be obtained prior to Closing by applicable Requirements of Law and which are necessary to prevent a Material Adverse Effect.

Section 10.5 Necessary Consents. The Company shall have received consents, in form and substance reasonably satisfactory to Parent, to the transactions contemplated hereby from the other parties to all Contracts and Governmental Permits to which the Company is a party or by which the Company or any of its assets or properties is affected and which are specified on Schedule 10.5 or are otherwise necessary to prevent a Material Adverse Effect.

Section 10.6 Stockholder Approval.

(a) This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Necessary Stockholder Approval in accordance with the Company Charter, the Company Bylaws, the Company Stockholders Agreement and the DGCL and the Notice Waiver shall have been duly obtained.

(b) Prior to the Effective Time, the Company shall have delivered to Parent evidence satisfactory to Parent that any Stockholder vote required pursuant to Section 8.13 was solicited in conformity with Section 280G of the Code and the Treasury Regulations thereunder and (A) the requisite Stockholder approval was obtained with respect to any payments or benefits that were subject to the Stockholder vote or (B) that such “excess parachute payments” shall not be made or provided, pursuant to the terms of the applicable plan, agreement or arrangement under which such payments or benefits were to be made or pursuant to valid waivers of those payments or benefits, which were duly executed, in accordance with Section 8.13, by each Person who might otherwise receive such “excess parachute payments.”

(c) None of the Stockholders shall have exercised (or requested exercise of) any of their registration rights or any of their redemption rights (if exercisable).

(d) The provisions of the Drag-Along Right (as such term is defined in the Company Stockholders Agreement) shall have been invoked by the requisite parties to the Company Stockholders Agreement.

Section 10.7 Effective Agreements. Each of the Representative Appointments shall be in full force and effect.

Section 10.8 Actions Relating to Company Stock Options and Company Warrants. All of the actions required to have been taken by the Company pursuant to Section 8.8 with respect to the Company Stock Options and the Company Warrants shall have been taken.

Section 10.9 Termination of Stock Option Plans and Merger of 401(k) Plans. The Stock Option Plans shall be terminated as of the Effective Time. The Company shall have adopted resolutions to facilitate the merger of the Company 401(k) Plans with the Parent’s 401(k) Plan, with such merger to be effected as soon as administratively practicable following the Effective Time.

Section 10.10 Indebtedness. All Indebtedness of the Company shall have been repaid in full, including any pre-payment penalties or change of control premiums or penalties, make-whole amounts or similar payments required in connection with the Merger or prepayment or early termination of such Indebtedness, and the lenders with respect to such Indebtedness shall have consented to any such prepayment or early termination. All Encumbrances relating to or securing such Indebtedness shall have been released and related UCC-3 Termination Statements shall have been filed with respect to any such Encumbrances.

Section 10.11 Company Closing Deliveries. The Company shall have delivered each of the documents required to be delivered at Closing pursuant to Section 4.5.

ARTICLE XI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement shall, at the option of the Company, be subject to the satisfaction or waiver, on or prior to the Effective Time, of the following conditions:

Section 11.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Parent or AcquisitionCo in the performance of any of their respective covenants and agreements herein. Each of the representations and warranties of Parent and AcquisitionCo contained in this Agreement shall be true and correct in all material respects at the Effective Time as though made at the Effective Time (except to the extent that they expressly relate to an earlier date, in which case such representation or warranty shall have been true and correct on that date, and except that if such representation or warranty is qualified by “materiality”, “in all material respects” or other similar qualifications, such representation or warranty shall be true and correct in all respects), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company or any transaction contemplated by this Agreement; and there shall have been delivered to the Company a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Parent by a duly authorized officer of Parent and on behalf of AcquisitionCo by a duly authorized officer of AcquisitionCo.

Section 11.2 No Restraint or Litigation. No Action by any Governmental Body shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and neither the Company nor Parent shall have received written notice from any Governmental Body that it has determined to institute any Action to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated, or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated hereby.

Section 11.3 Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law.

Section 11.4 Stockholder Approval. This Agreement shall have been duly adopted and the Merger shall have been duly approved with the Necessary Stockholder Approval in accordance with the Company Charter, the Company Bylaws, the Company Stockholders Agreement and the DGCL.

Section 11.5 Parent Closing Deliveries. Parent and AcquisitionCo shall have delivered each of the documents required to be delivered at Closing pursuant to Section 4.3 and Section 4.4, respectively.

ARTICLE XII

INDEMNIFICATION

Section 12.1 Indemnification of Parent Group Members.

(a) Subject to the provisions of this Article XII, from and after the Effective Time, each Parent Group Member shall be indemnified and held harmless [*] from and against any and all Losses and Expenses incurred by any such Parent Group Member in connection with or arising from:

(i) any breach by the Company (prior to the Effective Time) of any of its covenants, or any failure of the Company (prior to the Effective Time) to perform any of its obligations, in this Agreement, or any Company Ancillary Agreement;

(ii)(A) any breach of any warranty or inaccuracy of any representation of the Company contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Company pursuant hereto, other than the representations and warranties described in the following clause (B), in each case without giving effect to any concept of “material,” “materiality,” Material Adverse Effect or a similar qualification, and (B) any breach of any warranty or inaccuracy of any representation of the Company contained in [*] of this Agreement (for purposes of calculating any Losses and Expenses arising from such breach or inaccuracy, each such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” Material Adverse Effect or a similar qualification); [*];

(iii) any matter for which indemnification of any Parent Group Member is provided under Section 9.1;

(iv) any inaccuracy in the Closing Calculation Certificate;

(v) any exercise of appraisal rights pursuant to Section 262 of the DGCL or demand therefor by any Stockholder, but only to the extent that the aggregate of such Losses and Expenses incurred in respect of such Stockholder’s exercise of such rights exceeds the aggregate amount that such Stockholder would otherwise have received for its Shares in accordance with the terms of this Agreement if such Stockholder had not exercised such rights;

(vi)(A) any claim by a Stockholder or former stockholder of the Company, or by any other Person, seeking to assert, or based upon ownership or rights to ownership of any Shares or options for Shares; (B) any claim by a Stockholder or former stockholder of the Company seeking to assert, or based upon: (I) any right under the Company Charter or Company Bylaws or state or federal laws relating to corporate governance; or (II) any claim, whether derivative or otherwise, against any director of the Company relating to the sale of the Company; and

(vii) any matter set forth on Schedule 12.1(a)(vii).

provided, however, that

(A) Parent Group Members shall not be indemnified or held harmless under clause (ii) of this sentence with respect to Losses and Expenses incurred by Parent Group Members (other than Losses and Expenses incurred as a result of any inaccuracies of the representations or any breaches of the warranties contained in Sections [*] unless the aggregate amount of all such Losses and Expenses subject to indemnification exceeds $[*] (the “Basket Amount”), and once the Basket Amount is exceeded, Parent Group Members shall be indemnified and held harmless [*]; and

(B) in no event shall the aggregate amount for which Parent Group Members shall be indemnified and held harmless under Section 12.1 (including any indemnification pursuant to Section 9.1) exceed an amount equal to [*].

(b) The indemnification provided for in this Section 12.1 shall terminate [*] after the Closing Date (and no claims shall be made by any Parent Group Member under this Section 12.1 thereafter), except that indemnification of Parent Group Members shall continue as to any claim of which any Parent Group Member has notified the Representative in accordance with the requirements of Section 12.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 12.1, as to which the right of the Parent Group Member to be indemnified shall continue until the liability shall have been determined pursuant to this Article XII, and all Parent Group Members shall have been reimbursed for the full amount of such Loss and Expense in accordance with this Article XII. The Parent Group Members shall be entitled to the indemnification provided for under this Section 12.1 even if any of them had knowledge at any time of the matter that is later the subject of a claim for indemnity.

(c) The limitations on indemnification contained in Section 12.1(a) and Section 12.1(b) shall not apply in the case of fraud or willful misconduct; provided that in no event shall the aggregate amount for which Parent Group Members shall be indemnified and held harmless in the case of fraud or willful misconduct under Section 12.1 exceed the Merger Consideration.

Section 12.2 Indemnification of Participating Equity Holders.

(a) Subject to the provisions of this Article XII, from and after the Effective Time, each Participating Equity Holder shall be indemnified and held harmless by Parent from and against any and all Losses and Expenses incurred by any such Participating Equity Holder in connection with or arising from:

(i) any breach by Parent or AcquisitionCo of any of its covenants or agreements, or any failure by Parent or AcquisitionCo to perform any of its obligations, in this Agreement, any Parent Ancillary Agreement or any AcquisitionCo Ancillary Agreement; or

(ii) any breach of any warranty or inaccuracy of any representation of Parent or AcquisitionCo contained or referred to in this Agreement or in any certificate delivered by or on behalf of Parent or AcquisitionCo pursuant hereto (for purposes of calculating any Losses and Expenses arising from such breach or inaccuracy, each such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” Material Adverse Effect or a similar qualification);

provided, however, that

(A) Parent shall not be required to indemnify and hold harmless under clause (ii) of this sentence with respect to Losses and Expenses incurred by Participating Equity Holders (other than Losses and Expenses incurred as a result of any inaccuracies of the representations or any breaches of the warranties contained in Section [*]) unless the aggregate amount of such Losses and Expenses subject to indemnification exceeds the Basket Amount, and once the Basket Amount is exceeded, Participating Equity Holders shall be indemnified and held harmless [*]; and

(B) except with respect to breaches of Sections [*], in no event shall the aggregate amount that Participating Equity Holders shall be indemnified and held harmless for under this Section 12.2 exceed an amount equal to [*].

(b) The indemnification provided for in this Section 12.2 shall terminate [*] after the Closing Date (and no claims shall be made by any Participating Equity Holder under this Section 12.2 thereafter), except that the indemnification of Participating Equity Holders shall continue as to any claim of which any Participating Equity Holder has notified the Representative in accordance with the requirements of Section 12.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 12.2, as to which the right of the Participating Equity Holder to be indemnified shall continue until the liability shall have been determined pursuant to this Article XII, and all Participating Equity Holders shall have been reimbursed for the full amount of such Loss and Expense in accordance with this Article XII.

(c) The limitations on indemnification contained in Section 12.2(a) and Section 12.2(b) shall not apply in the case of fraud or willful misconduct; provided that in no event shall the aggregate amount for which Participating Equity Holders shall be indemnified and held harmless in the case of fraud or willful misconduct under Section 12.2 exceed the Merger Consideration.

Section 12.3 Notice of Claims.

(a) Any Parent Group Member seeking indemnification hereunder shall give to the Representative, and any Participating Equity Holder seeking indemnification hereunder shall give to Parent, prompt written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other Contract, document or instrument executed hereunder or in connection herewith upon which such claim is based. A Claim Notice in respect of any action at law or suit in equity by or against a Person that is not (i) a party to this Agreement, (ii) a Parent Group Member or (iii) a Participating Equity Holder (each, a “Third Person”) as to which indemnification will be sought (each, a “Third-Person Claim”) shall be given promptly after the action or suit is commenced. The failure of any Parent Group Member or Participating Equity Holder seeking indemnification hereunder (each, an “Indemnified Party”) to give the Claim Notice to the party against whom a claim for indemnification is being asserted (each, an “Indemnitor”) promptly as required by this Section 12.3 shall not affect such Indemnified Party’s rights under this Article XII except to the extent such failure is actually prejudicial to the rights and obligations of the party obligated to provide indemnification to such Indemnified Party. For the purposes of this Article XII, the term “Indemnitor” shall refer to the Representative, if and to the extent that a claim for indemnification is being asserted with respect to the Escrow Fund.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by an Award. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c) If any Claim Notice, written agreement between the Indemnified Party and the Indemnitor, final judgment or decree of any court or any Award is delivered to a party pursuant to this Section 12.3, a copy of such Claim Notice, written agreement, final judgment or decree or Award shall be delivered promptly to the Escrow Agent. Upon the determination of any amount of indemnification payable to the Indemnified Party pursuant to Section 12.3(b), if cash remains in the Escrow Fund, the Indemnified Party and the Indemnitor shall promptly direct the Escrow Agent to act in accordance with such written agreement, final judgment or decree or Award and distribute cash from the Escrow Fund in accordance therewith.

Section 12.4 Third-Person Claims.

(a) [*]

(b) [*]

Section 12.5 [*]

Section 12.6 No Contribution by the Company. For the avoidance of doubt, neither the Participating Equity Holders nor the Representative may seek contribution from the Company with respect to any indemnification obligation hereunder.

Section 12.7 [*]

Section 12.8 [*]

Section 12.9 Limitations; Sole and Exclusive Remedy. Except for remedies that cannot be waived as a matter of law and equitable, injunctive and provisional relief (including specific performance), except in the case of fraud or willful misconduct, if the Closing occurs, this Article XII shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation, warranty, or covenant contained herein, or otherwise in respect of the transactions contemplated hereby, and the parties hereto hereby waive, from and after the Closing, any and all other remedies which may be available at law or equity for any breach or inaccuracy or alleged breach of, or inaccuracy in, any representation, warranty, or covenant contained herein, or otherwise in respect of the transactions contemplated hereby.

ARTICLE XIII

TERMINATION

Section 13.1 Termination.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time:

(a) by the mutual consent of the Company and Parent;

(b) by Parent in the event of any material breach by the Company or the Representative of any of their respective agreements, representations or warranties contained herein and, if such breach is capable of being cured, the failure of the Company or the Representative, as applicable, to cure such breach on or before the later of (i) that date that is within twenty days after receipt of notice from Parent requesting such breach to be cured and (ii) the Termination Date;

(c) by the Company in the event of any material breach by Parent or AcquisitionCo of any of their respective agreements, representations or warranties contained herein and, if such breach is capable of being cured, the failure of Parent to cure such breach, or cause AcquisitionCo to cure such breach, on or before the later of (i) that date that is within twenty days after receipt of notice from the Company requesting such breach to be cured and (ii) the Termination Date;

(d) by the Company or Parent if any court of competent jurisdiction in the United States or other Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 13.1(d) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement has been a cause of the issuance of the order, decree or ruling;

(e) by the Company or Parent if the Effective Time shall not have occurred on or before [*], 2010 (or such later date as may be mutually agreed to by the Company and Parent, such date, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 13.1(e) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of the Effective Time not occurring on or before such date;

(f) by Parent, if the Company shall not have received the Necessary Stockholder Approval and Notice Waiver within [*] of the execution and delivery hereof;

(g) by Parent, if the Drag-Along Right (as such term is defined in the Company Stockholders Agreement) shall not have been invoked by the requisite parties to the Company Stockholders Agreement within [*] of the execution and delivery hereof;

(h) by Parent, pursuant to Section 8.15, prior to the expiration of the [*]; or

(i) by Parent, if the board of directors of the Company shall have [*].

Section 13.2 [*]

Section 13.3 Notice of Termination.

Any party desiring to terminate this Agreement pursuant to Section 13.1 shall give written notice of such termination to the other parties to this Agreement.

Section 13.4 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XIII, all further obligations of the parties under this Agreement (other than this Section 13.4 and Sections 14.2, 14.3, 14.8, 14.9 and 14.13) shall be terminated without further liability of any party to the others; provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article XII, the representations and warranties contained in Articles V, VI and VII (or given in any certificate delivered with respect hereto) and any liability for breach of any covenant or obligation contained in Articles VIII and IX, other than the covenants and obligations set forth in Sections 9.4 and 9.5, shall terminate on the date that is [*] after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article V, VI or VII (or given in any certificate delivered with respect hereto) or breach of any covenant or obligation contained in Articles VIII and IX under this Agreement after the date on which such representation, warranty, covenant or obligation terminates as set forth in the preceding sentence.

Section 14.2 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent or AcquisitionCo, to their counsel, accountants, financial advisors, lenders or Affiliates, and in the case of the Company and the Representative, to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; provided, however, that after the Effective Time Parent and the Surviving Corporation may use or disclose any confidential information reasonably related to the Company or its assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party or its agents, (b) is or becomes available to the public other than as a result of disclosure by such party or its agents, (c) is required to be disclosed under applicable law or judicial process, but the disclosing party must notify and consult with the non-disclosing party prior to such disclosure and, in any event, only disclose information to the extent required under applicable law, or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby, provided that prior to making any such disclosure to obtain any consent or approval, the disclosing party shall obtain the written consent of the non-disclosing party.

Section 14.3 No Public Announcement. No party hereto shall, without the approval of all of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other parties shall be advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations.

Section 14.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail or by private overnight courier or facsimile (with receipt confirmed telephonically) addressed as follows:

If to the Surviving Corporation (after the Effective Time), Parent or AcquisitionCo to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Fax: (650) 522-5771

Attention: General Counsel

with a copy to (which shall not constitute notice):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Telephone: (212) 841-1000

Fax: (212) 841-1010

Attention: J. D. Weinberg

If to the Company (prior to the Effective Time) to:

CGI Pharmaceuticals, Inc.

36 East Industrial Road

Branford, CT 06405

Fax: (203) 488-7838

Attention: Peter Fuller, Chief Operating Officer

with a copy to (which shall not constitute notice):

Wiggin and Dana LLP

One Century Tower

265 Church Street

New Haven, CT 06508-1832

Telephone: (203) 498-4344

Fax: (203) 782-2889

Attention: Frank Marco

If to the Representative:

SH Rep, LLC

c/o CHL Medical Partners

1055 Washington Boulevard, 6th Floor

Stamford, CT 06901

Fax: (203) 324-3636

Attention: Ronald Lennox

with a copy to (which shall not constitute notice):

Wiggin and Dana LLP

One Century Tower

265 Church Street

New Haven, CT 06508-1832

Telephone: (203) 498-4344

Fax: (203) 782-2889

Attention: Frank Marco

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with this Section 14.4. Any such notice shall be deemed to have been duly given and received (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, two Business Days after being mailed, (c) if delivered by a private courier, one Business Day after being sent to such delivery service, or (d) if sent via facsimile, as of the date of telephonic confirmation of receipt.

Section 14.5 Successors and Assigns.

(a) The rights of each party hereto under this Agreement shall not be assignable by such party hereto prior to the Effective Time without the written consent of the other parties hereto, except that the rights of Parent hereunder may be assigned prior to the Effective Time, without the consent of any other party hereto, to any corporation all of the outstanding capital stock of which is owned or controlled by Parent, to any limited liability company of which Parent or any such corporation owns or controls all membership interests or to any general or limited partnership in which Parent or any such corporation is a general partner; provided that (i) the assignee shall assume in writing all of Parent’s obligations hereunder and (ii) Parent shall not be released from any of its obligations hereunder by reason of such assignment. Following the Effective Time, any party hereto may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person (other than the parties, their successors and assigns permitted by this Section 14.5 and any Indemnified Party) that is not a party hereto any right, remedy or claim under or by reason of this Agreement.

Section 14.6 Entire Agreement; Amendments.

(a) This Agreement and the Exhibits and Schedules referred to herein, and the documents delivered pursuant hereto or thereto contain the entirety of the agreements, understandings, covenants, representations and warranties of the parties hereto and thereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings, covenants, representations, warranties or the letters of intent between or among any of the parties hereto, other than the Confidentiality Agreements. As of the Effective Time, this Agreement shall supersede the Confidentiality Agreements. Each of the parties hereto acknowledges and agrees that (i) there are no representations or warranties other than those expressly set forth in this Agreement; and (ii) in respect of this Agreement or the transactions contemplated hereby, it has performed its own due diligence investigation of the other party.

(b) This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto; provided, however that, from and after the time the Necessary Stockholder Approval has been obtained and prior to the Effective Time, any such amendment or waiver that, in accordance with the DGCL, requires consent of the Stockholders shall be effective only to the extent such Stockholder approval has been obtained for such amendment or waiver (with it being understood and agreed that, to the maximum extent permitted under the DGCL, any amendment or waiver of this Agreement shall be effective without the requirement that such Stockholder approval for such amendment or waiver be obtained). No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

Section 14.7 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (d) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to a Contract, instrument or other document means such Contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement. This Agreement, the Parent Ancillary Agreements, the Company Ancillary Agreements and the Representative Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 14.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is (and only if it is) authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 14.9 Expenses. Each of the parties hereto shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants, investment bankers and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and the process relating to the sale of the Company (collectively, the “Transaction Costs”).

Section 14.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 14.11 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or PDF by electronic transmission shall be effective delivery of a manually executed counterpart to this Agreement.

Section 14.12 Further Assurances. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of AcquisitionCo, the Company or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of AcquisitionCo and the Company and otherwise carry out the purposes of this Agreement.

Section 14.13 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

(b) Each of the parties hereto agrees that all Disputes shall be resolved by arbitration pursuant to Section 14.14 except that any request for equity relief (including interim relief) shall be resolved and all post-Award proceedings shall be brought in the United States District Court for the District of Delaware or any court of the State of Delaware located in Wilmington, Delaware and the appellate courts having jurisdiction with respect to appeals from such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the District of Delaware or any court of the State of Delaware located in Wilmington, Delaware, and appellate courts having jurisdiction with respect to appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement;

(iv) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address as provided in Section 14.4; and

(v) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

Section 14.14 Resolution of Disputes.

(a) Except with respect to any request for equitable relief (including interim relief) by any party hereto as contemplated by Section 14.14(e), any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination of this Agreement, including claims seeking redress or asserting rights under any Requirements of Law (a “Dispute”), that the parties are not able to resolve within 10 Business Days of the commencement of discussions to resolve such Dispute, shall be resolved in accordance with the procedures set forth in this Section 14.14.

(b) If, after the procedures set forth in Section 14.14(a) have been followed, there has been no resolution of the Dispute, then any party hereto may seek resolution of the Dispute through binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules by three arbitrators, of whom each of Parent and the Representative shall designate one in accordance with the “screened” appointment procedure provided in Rule 13 of such rules and the third arbitrator shall be designated as provided in such rules. The place of the arbitration shall be New York, New York, and the arbitration shall be conducted in the English language in a single hearing conducted on consecutive days. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(c) A hearing before the arbitrators so appointed shall be held within ninety days after the appointment of the third arbitrator. Post-hearing briefs shall be submitted by the parties within ten days after the end of such hearing, and the arbitrators shall render their award (the “Award”) no later than thirty days after the end of such hearing. Disputes about arbitration procedure shall be resolved by the arbitrators or, failing agreement, by the AAA. The arbitrators may proceed to the Award notwithstanding the failure of any party to participate in the proceedings. Limited discovery shall be permitted as mutually agreed to by Parent and the Representative. At a minimum each side expressly agrees to the mutual exchange by the parties and their Affiliates of documents directly relevant and likely to lead to admissible evidence regarding the dispute, controversy or claim in the arbitration proceeding. All requests for such documents shall be required to be submitted to the other party within forty-five days after the third arbitrator is appointed, as described in Section 14.14(b). Each party shall have thirty days to respond to such requests. Document production may be further limited, at the discretion of the arbitrators. Depositions shall be limited to five per party, and each deposition shall not be longer than seven hours, unless otherwise ordered by the arbitrators or stipulated by the parties. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect technology and provide for security for a prospective monetary award.

(d) The arbitrators shall be empowered to award damages in accordance with applicable law governing the Dispute. The arbitrators shall have no power or authority, under the AAA Commercial Arbitration Rules or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including the provisions of this Section 14.14. The cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared equally by (i) Parent and (ii) the Company (if the Dispute is submitted to binding arbitration pursuant to Section 14.14(b) prior to the Closing) or the Representative (if the Dispute is submitted to binding arbitration pursuant to Section 14.14(b) following the Closing); provided that (x) such costs borne by Parent shall be recoverable by it under Section 12.1 in connection with matters indemnified thereunder and (y) such costs borne by the Representative or any Participating Equity Holder shall be recoverable by it under Section 12.2 in connection with matters indemnified thereunder. The Award shall be presented to the parties in writing, and upon request of either Parent or the Representative, shall specify the factual and legal basis for the Award. The Award shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Any post-Award proceedings will be governed by the Federal Arbitration Act. The United States District Court for the District of Delaware shall have exclusive jurisdiction for post-Award proceedings. Notwithstanding any of the foregoing, either Parent or the Representative may, without inconsistency with this Section 14.14, apply to any court specified in Section 14.13 and seek interim provisional, injunctive or other equitable relief until the Award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or any Award, or to obtain interim relief, neither Parent, the Company, the Surviving Corporation, AcquisitionCo or the Representative nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Parent and the Representative except to the extent required by applicable Requirements of Law; provided, however, that if a party hereto or any arbitrator is required by applicable Requirements of Law to make such a disclosure, such party or such arbitrator shall provide the other parties hereto prompt notice of such requirement, to the extent practicable, so that such parties may seek an appropriate protective order or otherwise formally object to such disclosure to a court of competent jurisdiction.

(e) The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed by any other party in accordance with the terms hereof and, notwithstanding any other provision hereof, any party may proceed to protect and enforce its rights by suit in equity, whether for the specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement, or to enforce any other equitable right of such party, this being in addition to any other remedy to which the parties are entitled at law or in equity. Any such litigation, proceeding or other legal action may be brought in the United States District Court for the District of Delaware or any court of the State of Delaware located in Wilmington, Delaware, and each party agrees that in connection with any such litigation, proceeding or action, such party will consent and submit to personal jurisdiction in any such court and to service of process upon it in accordance with the rules and statutes governing service of process, and agrees to waive to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum.

Section 14.15 Third-Party Beneficiaries.

(a) It is expressly acknowledged and agreed that the Indemnified Parties shall be third-party beneficiaries of Article XII.

Section 14.16 Counsel to the Company. Parent and AcquisitionCo acknowledge and agree that Wiggin and Dana LLP has represented the Company and the Representative in connection with this Agreement and all other agreements and instruments contemplated by this Agreement, and the Company hereby waives the conflicts of interest associated with such multiple representation in accordance with the Connecticut Rules of Professional Conduct, and Wiggin and Dana LLP may represent the Representative or any Participant in any matter adverse to the Surviving Corporation, subject to the Connecticut Rules of Professional Conduct.

ARTICLE XV

DEFINITIONS

Section 15.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 15.1 and shall be equally applicable to both the singular and plural forms.

“2007 Management Incentive Plan” means the CGI Pharmaceuticals, Inc. 2007 Management Incentive Plan, dated April 12, 2007.

“AAA” has the meaning specified in Section 14.14(b).

“AcquisitionCo” has the meaning specified in the first paragraph of this Agreement.

“AcquisitionCo Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by AcquisitionCo under this Agreement or in connection herewith.

[*]

“Action” means any claim, action, suit, arbitration, inquiry, proceeding, charge, demand, or any investigation by or before any Governmental Body.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person, it being understood that the Surviving Corporation shall be determined to be an Affiliate of Parent after the Closing; provided that no Person Controlled by a Stockholder or director of the Company shall be considered an Affiliate of the Company by virtue of such Control.

“Affiliated Person” has the meaning specified in Section 5.24(a).

[*]

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Award” has the meaning specified in Section 14.14(c).

[*]

“Balance Sheet” means the audited balance sheet of the Company as of the Balance Sheet Date, included in Schedule 5.4.

“Balance Sheet Date” means December 31, 2009.

“Basket Amount” has the meaning specified in Section 12.1(a)(A).

“Business Day” means any day, other than a Saturday, Sunday or any other date in which banks located in New York, New York are closed for business as a result of a federal, state or local holiday.

“Cash Amount” shall mean all cash and cash equivalents of the Company, as of the Closing Date (after giving effect to all payments to be made on the Closing Date by the Company in connection with the Closing), determined in accordance with U.S. GAAP; provided, that [*]. For the avoidance of doubt, the Cash Amount shall be calculated net of issued but uncleared checks and drafts and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Company.

“CDEP” means the Connecticut Department of Environmental Protection.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning specified in Section 3.1(a).

“Claim Notice” has the meaning specified in Section 12.3(a).

“Closing” has the meaning specified in Section 4.1.

“Closing Calculation Certificate” has the meaning specified in Section 8.9.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Escrow Fund Amount” means an amount equal to $[*].

“Closing Merger Consideration” means the Initial Purchase Price plus (a) [*], minus (b) [*].

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Closing Escrow Fund Amount” means an amount equal to $[*].

“Commercially Reasonable Efforts” means, [*].

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company 401(k) Plans” has the meaning specified in Section 9.2(e).

“Company Agreements” has the meaning specified in Section 5.15.

“Company Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.

“Company Benefit Plans” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other employee benefit plan, foreign plan, program, policy or Contract, including any pension, retirement, profit-sharing, thrift, savings, bonus, incentive, stock option or other equity or equity-based compensation, deferred compensation, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, flexible spending account or scholarship plan, program, policy or Contract, maintained by the Company or an ERISA Affiliate, or to which the Company or an ERISA Affiliate is obligated to contribute or has any current or contingent obligation or liability.

“Company Bylaws” has the meaning specified in Section 4.5(c).

“Company Charter” has the meaning specified in Section 4.5(a).

“Company Common Stock” has the meaning specified in the recitals to this Agreement.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time at or before the Effective Time, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations that, at any time at or before the Effective Time, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

“Company Indemnification Agreements” shall mean those certain Indemnification Agreements entered into by and between the Company and its current and former directors, which agreements shall constitute “Company Agreements”.

“Company Management” means David Armistead, Peter Fuller, Muzammil Mansuri and Mark Velleca.

“Company Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Company Put Agreement” means the Third Amended and Restated Put Agreement by and among the Company and the holders and investors named therein, dated as of September 27, 2006, as amended from time to time.

“Company Registration Rights Agreement” means the Fourth Amended and Restated Registration Rights Agreement by and among the Company and the investors named therein, dated as of February 1, 2007, as amended from time to time.

“Company Representative” has the meaning specified in Section 8.12(a).

“Company Stockholders Agreement” means the Fourth Amended and Restated Stockholders Agreement of the Company dated as of February 1, 2007, as amended from time to time.

“Company Stock Options” has the meaning specified in Section 5.2(c).

“Company Suppliers” has the meaning specified in Section 5.20.

“Company Warrants” means the Series B Warrants and Series C Warrants, collectively.

“Confidentiality Agreements” means, collectively, the Mutual Confidential Disclosure Agreement, dated as of January 22, 2010, between Parent and the Company, the letter agreement, dated as of April 27, 2010, as amended, between Parent and the Company, the Limited Use Confidentiality Agreement, dated as of April 27, 2010, between Parent and the Company, as amended on May 19, 2010, the Materials Transfer Agreement, effective June 1, 2010, between Parent and the Company, and the letter agreement, dated as of June 23, 2010, between Parent and the Company.

“Constituent Corporations” has the meaning specified in the first paragraph of this Agreement.

“Contingent Merger Consideration” means the Contingent Purchase Price, plus (a) [*], minus (b)[*].

“Contingent Merger Consideration Milestone” means [*].

“Contingent Purchase Price” means $[*]; provided, however, that [*].

“Continuing Chairman Agreement” means that certain Continuing Chairman of the Board Agreement dated as of January 1, 2006 between Muzammil Mansuri and the Company, as amended.

“Contract” means any contract, agreement, lease, license, sublicense, commitment, understanding and arrangement, including any amendment thereto, invoice, purchase order, bid and quotation.

“Control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise; or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interests of a Person.

“Copyrights” means United States and foreign copyrights, copyrightable works and mask works, moral rights and general intangibles of like nature, whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“CTA” means the Connecticut Transfer Act, Conn. Gen. Stat. §22a-134 et. seq., and all rules and regulations promulgated pursuant thereto.

“D&O Insurance” has the meaning specified in Section 9.3(b).

“Data Subjects” has the meaning specified in Section 5.26(b).

“Development” means, [*]. When used as a verb, “Develop” means to engage in Development.

“Development Plan” means the plan of Development activities attached hereto as Exhibit I.

“DGCL” has the meaning specified in Section 1.1.

“DHHS” has the meaning specified in Section 5.26(c).

“Disclosure Schedule” has the meaning specified in Article V.

“Dispute” has the meaning specified in Section 14.14(a).

“Dissenters’ Shares” means Shares with respect to which appraisal shall have been duly demanded in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

“Effective Date” has the meaning specified in Section 4.2.

“Effective Time” has the meaning specified in Section 4.2.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, right of way, easement, conditional sale or other title retention Contract, defect in title, encroachment or other restriction of any kind.

“Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated) and costs and expenses of reporting, investigating, removing or remediating a Release or any other Hazardous Materials of whatever kind or nature, foreseeable or unforeseeable, or taking any other Remedial Action, including without limitation all liability under CERCLA or equivalent state law (or under any applicable law of any non-U.S. jurisdiction), and including attorneys’ fees and disbursements and consultants’ fees, to the extent any of which arise out of or relate to the existence of Hazardous Materials at, upon, about or beneath any Leased Real Property or Former Real Property or any facilities to which the Company has sent, transported, or arranged for the disposal or treatment of Hazardous Materials, or migrating or threatening to migrate to or from any Leased Real Property or Former Real Property or any facilities to which the Company has sent, transported, or arranged for the disposal or treatment of Hazardous Materials.

“Environmental Encumbrance” means any Encumbrance in favor of any Governmental Body for (a) any liability under any Environmental Law or (b) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Hazardous Material into the environment (including without limitation into or on ambient air, surface water, ground water, soil, soil gas, facilities, structures or land).

“Environmental Laws” means any and all applicable international, national, regional, state and local treaties, statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses or Contracts relating to (i) worker safety; (ii) human health; (iii) the environment or natural resources, including the Release of Hazardous Materials into the environment (including without limitation such Releases into or on ambient air, surface water, ground water, soil, soil gas, facilities, structures or land); or (iv) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the investigation, clean-up or other remediation thereof. Without limiting the generality of the foregoing, “Environmental Laws” include: (a) RCRA; (b) CERCLA; (c) The Superfund Amendment and Reauthorization Act of 1984; (d) The Clean Air Act, 42 U.S.C. §§ 7401 et seq.; (e) The Clean Water Act, 33 U.S.C. §§ 1251 et seq.; (f) The Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; (g) the Occupational Safety and Health Act of 1976, 29 U.S.C. §§ 651 et seq.; (h) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; (i)The Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§ 11001 et seq.; (j) the Atomic Energy Act of 1954, as amended, 42 U.S.C.§§ 2011 et seq., and the Energy Reorganization Act of 1974, 42. U.S.C. §§ 5801 et seq.; (k) the Animal Welfare Act, 7 U.S.C. Section 2131 et seq.; (l) all state and local law counterparts and analogues to the federal laws listed in (a) through (k) of this definition; (m) any and all federal or state laws applicable to “medical waste” or “biomedical waste”, including without limitation Connecticut laws regarding biomedical waste, Conn. Gen. Stat. §§ 22a-209 b and c, 22a-213a, and 22a-236c; (n) all rules and regulations promulgated pursuant to such federal, state and local laws; and (o) all applicable equivalent or similar laws or regulations of non-U.S. jurisdictions.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which, together with another entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” has the meaning specified in Section 4.2.

“Escrow Agreement” has the meaning specified in Section 4.2.

“Escrow Fund” has the meaning specified in Section 4.2.

“Escrow Fund Amount” means [*].

“Estimated Closing Calculation Certificate” has the meaning specified in Section 8.9.

“Exchange Agent” has the meaning specified in Section 4.2.

“Exchange Agent Agreement” has the meaning specified in Section 4.2(a)(v).

“Exchange Fund” has the meaning specified in Section 4.2.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FCPA” has the meaning specified in Section 5.27(a).

“FDA” means the United States Food and Drug Administration, or any successor organization.

“Federal Health Care Program” means any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the SSA, Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively), or any state health care program (as defined in Section 1128(h) of the SSA).

“FIRPTA” has the meaning specified in Section 5.7(c).

“FIRPTA Certificate” has the meaning specified in Section 4.5(p).

“Former Real Property” means each parcel of real property owned by any third Person which the Company leased, held, used or operated at any time in the past.

[*]

[*]

“General Exceptions” has the meaning specified in Section 5.1(b).

“GLP Toxicology Studies” a means toxicology studies conducted in accordance with then current Good Laboratory Practice Standards promulgated or endorsed by the FDA or in the case of foreign jurisdictions, comparable regulatory standards promulgated or endorsed by the applicable equivalent regulatory authority.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body, but excluding Connecticut Innovations, Incorporated solely in its capacity as a Stockholder or lender.

“Governmental Permits” has the meaning specified in Section 5.8(a).

“Hazardous Materials” means any material (including biologic agents or vectors, genetically modified organisms (whether or not living), culture, or serum) that is (i) listed, defined, characterized, regulated, or otherwise identified under any Environmental Laws as hazardous, toxic, ignitable, reactive, corrosive, radioactive, caustic, capable of causing harm to human health or the environment, a hazardous substance, contaminant, toxic substance, toxic pollutant, waste, hazardous waste, special waste, pollutant, medical waste, biomedical waste, infectious, blood-borne pathogen, contagious, or words of similar import; (ii) capable of causing harm or injury to human health, natural resources or the environment or giving rise to liability or an obligation to remediate under Environmental Law; or (iii) oils, petroleum and its derivatives and by-products and other hydrocarbons, polychlorinated biphenyls, nuclear materials, urea formaldehyde, bacteria, fungi and asbestos and asbestos containing materials.

“Healthcare Data Requirements” has the meaning specified in Section 5.26(a).

“HIPAA” has the meaning specified in Section 5.17(c).

“HITECH” has the meaning specified in Section 5.26(a).

“IND” means: (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a product in humans in the United States; and (b) a counterpart of an Investigational New Drug Application that is required in any other country or region before beginning clinical testing of a product in humans in such country or region.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (d) all interest rate or currency caps, collars, swaps or other similar protection agreements of such Person (valued on a market quotation basis); (e) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business consistent with past business practices which are not more than 120 days past due, unless the same are being contested in good faith by appropriate proceedings and with respect to which the Company has set aside adequate reserves therefor in accordance with U.S. GAAP); (f) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (g) any obligations under leases that are required to be capitalized in accordance with U.S. GAAP; (h) any indebtedness secured by an Encumbrance on a Person’s assets or (i) any guarantee or other contingent obligation (including obligations to repurchase, reimburse or keep well) in respect of the items set forth in the foregoing clauses (a) through (h).

“Indemnified Party” has the meaning specified in Section 12.3(a).

“Indemnified Person” has the meaning specified in Section 9.3(a).

“Indemnitor” has the meaning specified in Section 12.3(a).

“Indemnity Claim” has the meaning specified in Section 6.2(d).

“Insurance Benefits” has the meaning specified in Section 12.5(b).

“Initial Purchase Price” means $[*].

“Intellectual Property” means Copyrights, Patents, Trademarks and Trade Secrets.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means, as to a particular matter, the actual knowledge after reasonable inquiry of any member of Company Management and, solely with respect to the use of the term “Knowledge of the Company” in Section 5.11, “reasonable inquiry,” as used in this definition, shall be deemed to include consultation with outside intellectual property counsel of the Company.

[*]

“Leased Real Property” has the meaning specified in Section 5.9(a).

“Licensed Intellectual Property” has the meaning specified in Section 5.11(e).

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, including the costs of arbitration (including the fees and expenses of the arbitrator) in accordance with Section 14.14(d).

[*]

“Management Incentive Payment Amount” means the aggregate amount payable to all participants under the 2007 Management Incentive Plan and to Muzammil Mansuri under the Continuing Chairman Agreement.

“Management Incentive Payment Tax Amount” means the amount of any FICA, FUTA or SUTA Taxes for which Company, Parent or AcquisitionCo will become liable upon payment of the Management Incentive Payment Amount.

“Material Adverse Effect” means any condition, state of facts, effect or change that [*].

“Material Trade Secrets” has the meaning specified in Section 5.11(d).

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Consideration” means the sum of the (i) Closing Merger Consideration and (ii) the Contingent Merger Consideration.

“Most Recent Financial Statements” has the meaning specified in Section 5.4.

“Necessary Stockholder Approval” has the meaning specified in Section 5.29.

[*]

“OFAC” has the meaning specified in Section 5.27(b).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Option Holder” has the meaning specified in Section 8.8(b).

“Owned Intellectual Property” has the meaning specified in Section 5.11(e).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

“Parent Group Member” means (i) Parent and its Affiliates (including the Surviving Corporation after the Effective Time), (ii) their respective directors, officers, employees, agents, attorneys and consultants and (iii) successors and assigns of the foregoing.

“Parent’s 401(k) Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) of Parent that is intended to include a Code Section 401(k) arrangement.

“Participants” has the meaning specified in Section 6.2(a).

“Participating Equity Holders” means the Stockholders (other than any holder of Dissenters’ Shares) and the Warrant Holders who will receive a portion of the Merger Consideration.

“Patents” means United States and foreign patents, draft, filed and unfiled patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement or any of the Company Ancillary Agreements, the Representative Ancillary Agreements or the Parent Ancillary Agreements, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity or organization.

“Personal Data” means non-public information relating to an identified or identifiable natural or legal Person.

[*]

“Privacy Commitments” has the meaning specified in Section 5.26(a).

“Privacy Rule” has the meaning set forth in 5.26(a).

“Products” shall mean all products in development, processed, manufactured, marketed, sold or licensed by the Company (or any predecessor) prior to the Closing Date.

“Protected Health Information” shall have the same meaning set forth in 45 C.F.R. § 160.103.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Release” means, whether intentional or unintentional, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the indoor or outdoor environment (including without limitation into or on ambient air, surface water, ground water, soil, soil gas, facilities, structures or land).

“Release Agreement” has the meaning specified in Section 4.5(g).

“Remedial Action” means actions required by any party pursuant to Environmental Law or taken by a Governmental Body pursuant to any Environmental Law to (a) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials; or (c) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Representative” has the meaning specified in the first paragraph of this Agreement.

“Representative Ancillary Agreements” means all Contracts, instruments and documents being or to be executed and delivered by the Representative under this Agreement or in connection herewith.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, directives, regulations, rules, guidances, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use and Environmental Laws) or common law.

“Requisite 280G Vote” has the meaning specified in Section 8.13.

“Restricted Party” has the meaning specified in Section 5.27(b).

“Series A Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series B Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series B Warrant” means that certain Stock Subscription Warrant, dated August 7, 2002, issued by the Company to Connecticut Innovations, Inc.

“Series B Warrant Contingent Consideration” means an amount, each time any Contingent Merger Consideration is payable under this Agreement, equal to the excess, if any, of (A) the product of (I) the number of shares of Series B Preferred Stock subject to the Series B Warrant and (II) the portion of the Contingent Merger Consideration that each share of Series B Preferred Stock is entitled to receive pursuant to Section 2.1(c)(i)(B) over (B) to the extent not already fully deducted previously in calculations made under this definition, the aggregate exercise price for all Series B Warrants.

“Series B Warrant Holder” has the meaning specified in Section 8.8(c).

“Series C Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series C Warrant Holder” has the meaning specified in Section 8.8(d).

“Series C Warrants” means warrants to purchase shares of Series C Preferred Stock as set forth on Schedule 5.2(d)(i).

“Series D Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series E Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Shares” means the issued and outstanding shares of capital stock of the Company (whether Company Common Stock or Company Preferred Stock).

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

[*]

[*]

“SSA” means the United States Social Security Act, codified at Title 42, Chapter 7, of the United States Code.

“Stockholder Fund” has the meaning specified in Section 4.2(a)(v).

“Stockholder Fund Amount” means an amount equal to $[*].

“Stockholders” means the holders of Shares.

“Stock Option Plans” has the meaning specified in Section 8.8(a).

“Straddle Period” means any taxable year or period beginning before and ending after the Effective Date.

“Surviving Corporation” has the meaning specified in Section 1.1.

[*]

[*]

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(a) any federal, state, local or foreign net income, gross income, gross receipts, premium, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and

(b) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has included the Company.

“Termination Date” has the meaning specified in Section 13.1(e).

“Third Person” has the meaning specified in Section 12.3(a).

“Third-Person Claim” has the meaning specified in Section 12.3(a).

“Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress, trade names, Internet domain names, whether registered or unregistered, and pending applications to register the foregoing.

“Trade Secrets” means confidential ideas and information, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, research and development results, customer lists, mailing lists, business plans and other proprietary information.

“Transaction Cost Amount” means an amount equal to the aggregate amount, without duplication, of [*].

“Transaction Costs” has the meaning specified in Section 14.9.

“Transferred Employees” means all employees of the Company who continue to be employed by the Company immediately after the Closing.

“Transfer Taxes” means any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax and related fees (including notarial fees as well as any penalties, interest and additions to Tax) arising out of or imposed on the transactions contemplated by this Agreement.

“Transmittal Letter” has the meaning specified in Section 3.1(a).

“U.S. GAAP” means the generally accepted accounting principles used in the United States of America, consistently applied.

[*]

“Warrant Closing Amount” means the aggregate amount of consideration that the Series C Warrants are entitled to receive pursuant to Section 8.8(d).

“Warrant Holder” means a Series B Warrant Holder or a Series C Warrant Holder.

“Written Consent” has the meaning specified in Section 8.1(b).

*   *   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

GILEAD SCIENCES, INC.

By:	/s/ John F. Milligan
Name:	John F. Milligan, Ph.D.
Title:	President and Chief Operating Officer

COUGAR MERGER SUB, INC.

By:	/s/ John F. Milligan
Name:	John F. Milligan, Ph.D.
Title:	President

CGI PHARMACEUTICALS, INC.

By:	/s/ Muzammil Mansuri
Name:	Muzammil Mansuri
Title:	Chairman and CEO

SH REP, LLC AS REPRESENTATIVE

By:	/s/ Ronald W. Lennox
Name:	Ronald W. Lennox
Title:	President

Signature Page to Merger Agreement